As filed with the Securities and Exchange Commission on October 21, 2024
Registration No. 333-273411
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1 ON FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Abacus Life, Inc.
(Exact name of registrant as specified in its charter)

Delaware	85-1210472
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2101 Park Center Drive, Suite 200
Orlando, Florida 32835
(800) 561-4148
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jay J. Jackson
Chief Executive Officer
Abacus Life, Inc.
2101 Park Center Drive, Suite 200
Orlando, Florida 32835
(800) 561-4148
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ryan J. Maierson
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
(713) 546-5400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☒
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE
The registration statement of Abacus Life, Inc. (the “Company”) on Form S-1 (File No. 333-273411) originally declared effective by the Securities and Exchange Commission (the “SEC”) on October 13, 2023 (the “Existing Registration Statement”) to which this registration statement is Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) covered:
•the issuance by the selling securityholders listed in the Existing Registration Statement (the “Selling Holders”) or their permitted transferees of (i) up to 70,700,000 shares of common stock, par value $0.0001 per share (“common stock”), consisting of (A) 8,625,000 shares of common stock issued by the Company to East Sponsor, LLC (the “Sponsor”) for an aggregate of $25,000 (equal to approximately $0.0029 per share), 10,000 of which were transferred to the Company’s independent directors at a valuation of $6.12 per share; (B) up to 53,175,000 shares of common stock that were originally issued at closing of the Business Combination (as defined below) at an implied equity consideration value of $10.00 per share of common; (C) up to 7,120,000 shares of common stock (the “Private Placement Warrant Shares”) issuable upon the exercise, at an exercise price of $11.50 per share, of the private placement warrants originally issued in connection with the initial public offering of East Resources Acquisition Company (“ERES”), a blank-check company incorporated in Delaware (the “IPO”; such warrants, the “Private Placement Warrants”); and (D) 1,780,000 shares of our common stock (the “Legacy Holder Warrant Shares”) issuable upon the exercise, at an exercise price of $11.50 per share, of the warrants originally issued in connection with the closing of the Business Combination to the legacy members of Abacus Settlements, LLC and Longevity Market Assets, LLC (the “Legacy Holder Warrants”); (ii) up to 7,120,000 Private Placement Warrants; and (iii) up to 1,780,000 Legacy Holder Warrants, and
•the issuance by us of up to an aggregate of 17,250,000 shares of common stock (the “Public Warrant Shares”) that may be issued upon exercise, at an exercise price of $11.50 per share, of the public warrants that were issued in connection with the IPO.
This Post-Effective Amendment No. 1 (a) is being filed to convert the Existing Registration Statement on Form S-1 into a registration statement on Form S-3 and (b) contains an updated prospectus relating to the offering and sale of (i) the shares of outstanding common stock covered by the Existing Registration Statement and (ii) the shares of common stock remaining available for issuance under the Existing Registration Statement upon exercise of the Public Warrants, the Private Placement Warrants, and the Legacy Holder Warrants. This Post-Effective Amendment No. 1 amends and restates the information contained in the Existing Registration Statement under the headings contained herein.
All filing fees payable in connection with the registration of shares of common stock, Public Warrants, Private Placement Warrants, and Legacy Holder Warrants covered by this Post-Effective Amendment No. 1 were paid by the Company at the time of the initial filing of the Existing Registration Statement. No additional securities are registered hereby.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated , 2024
PROSPECTUS
61,800,000 Shares of Common Stock
Up to 16,654,140 Shares of Common Stock Issuable Upon Exercise of the Public Warrants
Up to 8,900,000 Shares of Common Stock Issuable Upon Exercise of the Private Placement Warrants
8,900,000 Private Placement Warrants
This prospectus relates to the issuance by Abacus Life, Inc. (“we,” “us,” “our,” the “Company,” “Registrant,” and “Abacus”) of up to 25,554,140 shares of common stock, which consists of (i) 16,654,140 shares of common stock that are issuable upon the exercise of 16,654,140 public warrants (the “Public Warrants”), originally issued in connection with the initial public offering of East Resources Acquisition Company (“ERES”), a blank-check company incorporated in Delaware (the “IPO”) at an exercise price of $11.50 per share and (ii) 8,900,000 shares of common stock issuable upon the exercise of 8,900,000 private placement warrants (the “Private Placement Warrants”; together, with the Public Warrants, the “Warrants”) originally issued in connection with the IPO.
This prospectus also relates to the offer and resale from time to time by the selling securityholders named in this prospectus (the “Selling Holders”), or their permitted transferees, of up to 70,700,000 shares of common stock (the “Total Resale Shares”), consisting of (i) 8,625,000 shares of common stock issued by the Company to the Sponsor, (ii) up to 53,175,000 shares of common stock that were originally issued at closing of the Merger Agreement, dated as of August 30, 2022 (as amended on October 14, 2022 and April 20, 2023, the “Merger Agreement”) with LMA Merger Sub, LLC (“LMA Merger Sub”), a wholly owned subsidiary of ERES, Abacus Merger Sub, LLC, a wholly owned subsidiary of ERES (“Abacus Merger Sub”), Longevity Market Assets, LLC (“LMA”) and Abacus, pursuant to which (A) LMA Merger Sub merged with and into LMA, with LMA surviving such merger and (B) Abacus Merger Sub merged with and into Abacus, with Abacus surviving such merger (such mergers, along with the other transactions contemplated by the Merger Agreement, the “Business Combination”), and (iii) up to 8,900,000 shares of common stock issuable upon the exercise, at an exercise price of $11.50 per share, of the Private Placement Warrants. In addition, this prospectus relates to the offer and sale from time to time by the Selling Holders, or their permitted transferees, of up to 8,900,000 Private Placement Warrants.
We are registering the securities for resale pursuant to the Selling Holders’ registration rights under certain agreements between us and the Selling Holders. Our registration of the securities covered by this prospectus does not mean that the Selling Holders will offer or sell any of the shares of common stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from any resale of the Total Resale Shares or the Total Resale Shares underlying the Private Placement Warrants.
We will sell these securities directly to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.
Our common stock and Public Warrants are traded on The Nasdaq Stock Market LLC (“NASDAQ”) under the symbols “ABL” and “ABLLW,” respectively. On October 18, 2024, the closing price of our common stock and Public Warrants on NASDAQ were $9.49 and $1.63, respectively.
We will not receive any proceeds from the sale of shares of common stock or Warrants by the Selling Holders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such securities are exercised for cash.
As of the date of this prospectus, our Warrants are “out-of-the-money,” which means that the trading price of the shares of our common stock underlying our Warrants is below the $11.50 exercise price of the Warrants. For so long as the Warrants remain “out-of-the-money,” we do not expect warrant holders to exercise their Warrants. Therefore, whether we expect to receive cash proceeds will depend on whether the trading price of our common stock exceeds the exercise price of the Warrants. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate and working capital purposes. If the market price for our common stock is less than the exercise price of the Warrants, warrant holders will be unlikely to exercise such securities. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate and working capital purposes.
We will bear all costs, expenses, and fees in connection with the registration of common stock and Warrants. The Selling Holders will bear all commissions and discounts, if any, attributable to their sales of the shares of common stock or Private Placement Warrants.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.
Investing in our common stock and Warrants involves risks. See the section entitled “Risk Factors” on page 8 and any similar section contained in the applicable prospectus supplement concerning factors you should consider before investing in our securities.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is          , 2024

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.
i

ABOUT THIS PROSPECTUS
This prospectus is a part of the Existing Registration Statement that we filed with the SEC utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the Selling Holders may, from time to time, offer and sell shares of common stock and the Private Placement Warrants covered by this prospectus. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain certain specific information about the terms of a particular offering by one or more of the Selling Holders. We may also provide a prospectus supplement to add information to, or update or change information contained in this prospectus, any accompanying prospectus supplement. This prospectus incorporates by reference important information. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. You may obtain this information without charge by following instructions provided in the section entitled “Where You Can Find More Information” appearing elsewhere in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectus), together with the additional information described in the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”
Neither we, nor the Selling Holders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Holders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, neither we nor the Selling Holders guarantee the accuracy or completeness of this information and neither we nor the Selling Holders have independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Post-Effective Amendment No. 1 includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of the Company. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe(s),” “estimate(s),” “expect(s),” “predict(s),” “project(s),” “forecast(s),” “may,” “might,” “will,” “could,” “should,” “would,” “seek(s),” “plan(s),” “scheduled,” “possible,” “continue,” “potential,” “anticipate(s)” or “intend(s)” or similar expressions; provided that the absence of these does not means that a statement is not forward-looking. Forward-looking statements contained in this Post-Effective Amendment No. 1 include, but are not limited to, statements about the ability of the Company to:
•realize the benefits expected from the business combination and related transactions consummated by the Company on June 30, 2023 (the “Business Combination”);
•maintain the listing of the Company on a securities exchange;
•achieve projections and anticipate uncertainties relating to the business, operations and financial performance of the Company, including:
•expectations with respect to financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder;
•expectations regarding product development and pipeline;
•expectations regarding market size;
•expectations regarding the competitive landscape;
•expectations regarding future acquisitions, partnerships or other relationships with third parties; and
•future capital requirements and sources and uses of cash, including the ability to obtain additional capital in the future.
•develop, design and sell services that are differentiated from those of competitors;
•retain and hire necessary employees;
•attract, train and retain effective officers, key employees or directors;
•enhance future operating and financial results;
•comply with laws and regulations applicable to its business;
•stay abreast of modified or new laws and regulations applying to its business, including privacy regulations;
•anticipate the impact of, and response to, new accounting standards;
•anticipate the significance and timing of contractual obligations;

•maintain key strategic relationships with partners and customers; and
•the factors described under the section titled “Risk Factors” in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and incorporated by reference herein.
Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement. There can be no assurance that future developments affecting us will be those that we have anticipated. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
These forward-looking statements made by us in this Post-Effective Amendment No. 1 and any accompanying prospectus supplement speak only as of the date of this Post-Effective Amendment No. 1 and the accompanying prospectus supplement. Except as required under the federal securities laws and rules and regulations of the SEC, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and incorporated by reference herein.
You should read this Post-Effective Amendment No. 1 and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

ABOUT ABACUS
This summary highlights selected information appearing elsewhere in this Post-Effective Amendment No. 1. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements and related notes included in this Post-Effective Amendment No. 1 or incorporated by reference into this Post-Effective Amendment No. 1, any applicable prospectus supplement and the documents to which we have referred to in the section entitled “Information Incorporated by Reference” below.
Our Mission
The Company’s mission is to educate all life insurance policy owners that their life insurance policy is personal property and to educate investors about alternatives to traditional investments using lifespan-based products as a core strategy.
Abacus is a leading vertically integrated alternative asset manager and market maker, specializing in longevity and actuarial technology. The Company is democratizing the life insurance space through groundbreaking new channels: ABL Tech, ABL Wealth, and ABL Longevity Growth and Income Funds. ABL Wealth was founded by the Company in 2022 to design and build longevity-linked investment products to be offered through the ABL Longevity Growth and Income Funds which are currently in their development stage. ABL Tech leverages proprietary technology to expand the Company’s offerings. Founded in 2022, ABL Tech aggregates and records mortality occurrences in the United States. With this information, the Company can advise and help governments, pensions, unions and asset trackers on ways to efficiently manage their portfolios. Currently, ABL Tech is a small part of our business, providing mortality tracking services to four of the Company’s clients and generating approximately $49,000 in revenue per year. ABL Tech does not play a material role in the Company’s business and operations, and we currently do not have any material commitments for capital expenditures related to ABL Tech.
Traditionally, life insurance policies are owned by individuals to insure their lives. Consistent with our mission, we educate policyholders regarding the potential to sell their policies to investors, often at a significant premium to the current cash surrender value. As an alternative asset manager since 2004, we purchase life insurance policies from consumers seeking liquidity and actively manage these policies over time via trading, holding and/or servicing. To date, we have purchased over $5 billion in face value of policies and have helped thousands of clients maximize the value of their life insurance.
Over the past 20 years, the Company has built an institutionalized origination and portfolio management process that is supported by a 100+ person team, long-term relationships with over 70 institutional partners and approximately 30,000 financial advisors, and the ability to operate in 49 states. The Company complies with applicable privacy laws to maintain and protect the confidentiality of financial, health and medical information. Abacus is also proud to be a Better Business Bureau Accredited Business with an A+ rating.
As one of the leading buyers of life insurance policies in the United States for the last 20 years, we sit at the heart of the life settlements industry. We leverage our strong market position, highly efficient origination platform and proprietary technology to drive our revenue and profitability. The Company and its executive team have deep experience in the life settlement industry. Using this experience, the Company has established policies and guidelines with respect to its purchase of universal life, whole life and convertible term life insurance policies. These guidelines focus on the age and health of the insured, whether the insured is a man or a woman, the duration of the underlying life insurance policy, the expected mortality risk and face value of the underlying life insurance policy, the projected internal rate of return of the investment in the underlying life insurance policy after taking into account the cost of making continued premium payments, and the ultimate amount and timing of the death benefit of the underlying life insurance policy. The Company excludes making investments in life insurance policies based on certain types of the primary health impairment associated with the underlying insured to ensure that all policies are purchased in accordance with established industry standards and state law requirements. The Company’s guidelines are designed to allow the Company to target the life insurance policies that it believes have the most upside potential to generate attractive risk-adjusted returns to the Company through either its hold or trade portfolio. Currently, the

Company principally invests in non-variable universal life insurance policies and retains the discretion to invest in whole life or convertible term life insurance policies.
Underwriting
Abacus’ origination guidelines focus on the age, gender and health of the insured, the duration, mortality risk and face value of the underlying life insurance policy, the projected internal rate of return of the investment in the underlying life insurance policy after taking into account the cost of making continued premium payments, and the ultimate amount and timing of the death benefit. These guidelines are designed to allow the Company to target the life insurance policies that it believes will generate attractive risk-adjusted returns. The Company invests primarily in non-variable universal life insurance policies.
Origination
Our proven policy origination process first locates policies and screens them for eligibility for a life settlement. This process includes verifying that the policy is in force, obtaining consents and disclosures and submitting cases for life expectancy estimates, which is a process known as origination services.
We generate fees on the policies we originate, which we source from three channels: (i) a large and growing network of financial advisors and agents, (ii) an ongoing direct-to-consumer marketing campaign and (iii) a number of traditional life settlements intermediaries that submit policies to us on behalf of a financial advisor, agent or other client.
Portfolio Management
Once identified, we utilize our proprietary “heat-map” technology platform to determine the initial risk and viability of policies. Thereafter, a purchased policy is “actively managed,” whereby we consistently monitor the policy risk to optimize revenue by choosing to either (x) trade the policy to a third-party institutional investor (i.e., receive a trade spread) or (y) hold the policy over time (i.e., pay premiums and receive payout). Additionally, we service policies on behalf of third parties for which we receive fee-based revenue based on a percentage of policy value. Our multi-faceted and dynamic revenue model is made possible by the fact that we sit at the heart of the entire life settlements industry.
Our revenue generation platform and economic model is best summarized below:
1.Origination (fees paid as a percentage of face value of acquired policies)
2.Active Management (realized spreads for traded policies and unrealized returns for held policies)
3.Portfolio Servicing (fees paid as a percentage of total asset value)
We are currently a leader in the life settlements industry. The Company has approximately a 26% market share based on our 2023 capital invested/total industry capital invested and data compiled in a 2024 report by The Deal and Life Settlements Report, a U.S. life settlements industry news source. Data for the report was aggregated from each state based on 2023 annual reporting. We have a proven track record of growth and strong asset returns. Furthermore, we are currently operational in 49 states, which is a key differentiator in an industry with high barriers to entry given the significant regulatory requirements. Our business is supported by in excess of 125 employees and an innovative leadership team, with an average of over 20 years of experience in the industry.
Our outstanding operations and execution team are led by a seasoned management team. Jay Jackson (our CEO) has worked in the investment industry for over 25 years (including at a family office, major investment firms and alternative asset managers) and pioneered the origination process and trading platform for our firm. William McCauley (our CFO) has over 20 years of experience and has held Senior Finance positions for some of the largest insurance carriers (including Transamerica, MassMutual and John Hancock). In addition, we have three Managing Partners (Todd “Sean” McNealy, Kevin “Scott” Kirby and Matthew Ganovsky) who co-founded Abacus in 2004 and helped build the institutional and broker market for the entire industry. In summary, our leaders are innovators who have directly contributed to the development of the broader life settlements industry.

The Company, a Delaware corporation, was formed in 2020. We operate through our two principal subsidiaries, Abacus Settlements, LLC, which was formed as a New York limited liability company in 2004 (“Abacus Settlements”), and Longevity Market Assets, LLC, which was formed in 2017 as a Florida limited liability company (“LMA”). In 2016, Abacus Settlements became licensed in Florida as a life settlement broker and converted into a Florida limited liability company. Prior to the Business Combination, Abacus Settlements and LMA converted into Delaware limited liability companies. We are not an insurance company, are not licensed or regulated as an insurance company and therefore do not underwrite insurable risks for our own account.
Recent Developments
On July 18, 2024, the Company entered into an agreement to acquire Carlisle Management S.C.A. ("CMC") and Carlisle Investment Group S.A.R.L. ("CIG", and collectively with CMC, "Carlisle"), a Luxembourg-based investment manager in the life settlement space with approximately $2.0 billion in assets under management. As consideration for the acquisition, the Company will deliver $73.5 million in par value of its bonds and 9.3 million shares of the Company’s common stock, subject to closing adjustments and certain performance thresholds. The acquisition is expected to be completed in the fourth quarter of 2024, subject to the satisfaction of customary closing conditions, including regulatory approvals.
The acquisition is considered "significant" for purposes of the SEC’s financial statement presentation rules, and certain financial information relating to CMC is presented in this prospectus. The Company does not present separate audited financial statements for CIG because CIG operates solely as the general partner of CMC, receiving cash distributions from CMC and distributing that cash to the owners of CIG; CIG's sole revenue would be eliminated if its financial statements were to be consolidated with CMC. In addition, after the completion of the transaction, the Company intends to dissolve CIG or otherwise combine it with CMC, so that CIG’s operations will not continue and there will be no continuity of CIG’s operations that took place before acquisition; the Company therefore does not consider CIG to be a business for purposes of the SEC’s financial statement presentation rules.

THE OFFERING

Issuer	Abacus Life, Inc., a Delaware corporation.

Common stock offered by us	25,554,140 shares, consisting of 25,554,140 shares issuable upon exercise of the Warrants.

Common stock offered by the Selling Holders	70,700,000 shares, including 8,900,000 shares issuable upon exercise of the Private Placement Warrants.

Shares of common stock outstanding	74,678,769 shares (as of October 18, 2024).

Private Placement Warrants offered by the Selling Holders	8,900,000 Private Placement Warrants.

Warrants outstanding	25,554,140 Warrants (as of October 18, 2024)

Exercise price per share pursuant to the Warrants	$11.50

Use of proceeds
We will not receive any proceeds from the sale of shares of common stock or Private Placement Warrants by the Selling Holders pursuant to this prospectus. We will receive the proceeds, if any, from the exercise of the Private Placement Warrants for cash, which we intend to use for general corporate and working capital purposes, although we believe we can fund our operations with cash on hand. As of the date of this prospectus, our Warrants are “out-of-the-money,” which means that the trading price of the shares of our common stock underlying our Warrants is below the $11.50 exercise price of the Warrants. For so long as the Warrants remain “out-of-the-money,” we do not expect warrant holders to exercise their Warrants. For further information, see “Use of Proceeds” in this prospectus.

Risk Factors	You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock or Warrants.

NASDAQ symbol for our common stock	“ABL”

NASDAQ symbol for our Public Warrants	“ABLLW”

RISK FACTORS
Investing in our securities involves risks. You should carefully consider the specific risks set forth under the section entitled “Risk Factors” in the applicable prospectus supplement or any applicable free writing prospectus, under the section entitled “Risk Factors” under Item 1A of Part I of our most recent annual report on Form 10-K, and under “Risk Factors” under Item 1A of Part II of our subsequent quarterly reports on Form 10-Q, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, each of which is incorporated by reference in this prospectus, before making an investment decision. For more information, see the section entitled “Information Incorporated by Reference.”

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of common stock or Warrants by the Selling Holders.
The Selling Holders will pay all incremental selling expenses relating to the sale of their shares of common stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Holders. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NASDAQ listing fees, and fees and expenses of our counsel and our accountants.
We are also registering shares of our common stock that may be issued upon exercise of the Warrants. We will receive the proceeds from any exercise of Warrants for cash. We intend to use the proceeds from the exercise of Warrants for cash for general corporate and working capital purposes, although we believe we can fund our operations with cash on hand.
As of the date of this prospectus, our Warrants are “out-of-the-money,” which means that the trading price of the shares of our common stock underlying our Warrants is below the $11.50 exercise price of the Warrants. For so long as the Warrants remain “out-of-the-money,” we do not expect warrant holders to exercise their Warrants. Therefore, any cash proceeds that we may receive in relation to the exercise of such securities will be dependent on the trading price of our common stock. If the market price for our common stock is less than the exercise price of the Warrants, warrant holders will be unlikely to exercise such securities. As of October 18, 2024, the closing price of our common stock was $9.49.

SELLING SECURITYHOLDERS
The Selling Holders listed in the table below may from time to time offer and sell any or all of their shares of common stock and Private Placement Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we refer to the persons listed in the table below, and the permitted transferees that hold any of the Selling Holders’ interest in the shares of common stock and Private Placement Warrants after the date of this prospectus.
The following table sets forth certain information provided by or on behalf of the Selling Holders concerning the common stock and Private Placement Warrants that may be offered from time to time by each Selling Holder pursuant to this prospectus. The Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Moreover, the securities identified below include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the Selling Holders. Any changed or new information given to us by the Selling Holders, including regarding the identity of, and the securities held by, each Selling Holder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Holder may sell all, some or none of such securities in this offering. For further information, see the section entitled “Plan of Distribution.”
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable within 60 days. Shares of common stock issuable pursuant to the options or warrants are deemed to be outstanding for purposes of computing the beneficial ownership percentage of the person or group holding such options or warrants but are not redeemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person.
Percentage ownership is based on 74,678,769 shares of our common stock outstanding as of October 18, 2024. Percentage ownership of the Warrants is based on 25,554,140 Warrants outstanding as of October 18, 2024.
Other than as described below or elsewhere in this prospectus, none of the Selling Holders has any material relationship with us or any of our predecessors or affiliates. Unless otherwise indicated, the address of each Selling Holder named in the table below is c/o Abacus Life, Inc., 2101 Park Center Drive, Suite 200, Orlando, Florida 32835.

Shares of Common Stock and Private Placement Warrants

Name of Selling Holder and Addresses	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Number of Private Placement Warrants Owned Prior to Offering	Maximum Number of Private Placement Warrants to be Sold Pursuant to this Prospectus	Number of Private Placement Warrants Owned After Offering
Directors and Executive Officers
Jay Jackson	12,593,250	(1)(2)	12,593,250	-	-	-	-
Kevin Scott Kirby	12,593,250	(1)	12,593,250
Matthew Ganovsky	12,593,250	(1)	12,593,250	-	-	-	-
Sean McNealy	12,593,250	(1)	12,593,250	-	-	-	-
Thomas W. Corbett, Jr.	10,000		10,000
Other Selling Holders
East Sponsor, LLC (3)	11,417,000		11,417,000	-	7,120,000	7,120,000	-
Lifebridge Holdings, LLC	-		-	-	1,780,000	1,780,000	-
__________________
(1)Does not include restricted stock units representing 24,000 shares of common stock or options to acquire 76,725 shares of common stock that are subject to vesting.
(2)Includes 4,569,922 restricted shares of common stock received in connection with the Business Combination, 50% of which vests 25 months after issuance and the remaining 50% which vests 30 months after issuance.
(3)East Sponsor, LLC is the record holder of the shares of common stock and the Private Placement Warrants reported herein. East Asset Management, LLC is the managing member of East Sponsor, LLC. Trusts controlled by Terrence M. Pegula are the sole members of East Asset Management, LLC. As such, Mr. Pegula may be deemed to have or share beneficial ownership of the shares of common stock and the Private Placement Warrants held directly by East Sponsor, LLC. Mr. Pegula disclaims any beneficial ownership of the reported shares of Common Stock and the Private Placement Warrants other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of East Sponsor, LLC is c/o East Asset Management, LLC, 7777 NW Beacon Square Boulevard, Boca Raton, Florida 33487.

PLAN OF DISTRIBUTION
We are registering the issuance of up to 25,554,140 shares of common stock, which consists of (i) 16,654,140 shares of common stock that are issuable upon the exercise of 16,654,140 Public Warrants originally issued in connection with the IPO at an exercise price of $11.50 per share, and (ii) 8,900,000 shares of common stock issuable upon exercise of 8,900,000 Private Placement Warrants originally issued in connection with the IPO.
We are registering the resale from time to time by the Selling Holders identified in this prospectus of up to 70,700,000 shares of common stock and up to 8,900,000 Private Placement Warrants. Out of the 70,700,000 shares of common stock that the Selling Holders may offer and resell, (i) 8,625,000 shares of our common stock were previously issued by us to certain of the stockholders, (ii) 53,175,000 shares of common stock that were originally issued at closing of the Business Combination, and (iii) 8,900,000 shares of common stock issuable upon exercise, at an exercise price of $11.50 per share, of the Private Placement Warrants.
We are required to pay all fees and expenses incident to the registration of the common stock and Warrants to be offered and sold pursuant to this prospectus. The Selling Holders will bear all commissions and discounts, if any, attributable to their sale of common stock and Private Placement Warrants. We will not receive any of the proceeds from the sale of the securities by the Selling Holders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders.
The shares of common stock beneficially owned by the Selling Holders covered by this prospectus and the Private Placement Warrants covered by this prospectus may be offered and sold from time to time by the Selling Holders. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their shares of common stock or Private Placement Warrants by one or more of, or a combination of, the following methods:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over-the-counter distribution in accordance with the rules of NASDAQ;
•through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•short sales;
•distributions to employees, members, limited partners or stockholders of a Selling Holder;
•through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;
•by pledge to secured debts or other obligations;
•delayed delivery arrangements;
•to or through underwriters or broker-dealers;

•in ““at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•in privately negotiated transactions;
•in options transactions;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.
In addition, any common stock or Warrants that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.
A Selling Holder that is an entity may elect to make an in-kind distribution of shares of common stock or Private Placement Warrants to its members, partners, stockholders or other equity holders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equity holders are not affiliates of ours, such members, partners, stockholders or other equity holders would thereby receive freely tradable shares of common stock or Private Placement Warrants pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.
In connection with distributions of the securities or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock or Warrants in the course of hedging transactions, and broker-dealers or other financial institutions may engage in short sales of shares of common stock or Warrants in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell shares of common stock or Private Placement Warrants short and redeliver the securities to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.
A Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Holder or borrowed from any Selling Holder or others to settle those sales or to close out any related open borrowings of stock and may use securities received from any Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).
In addition, any Selling Holder may otherwise loan or pledge common stock or Private Placement Warrants to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In offering the common stock and Private Placement Warrants covered by this prospectus, the Selling Holders and any broker-dealers who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Holders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Holders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates and/or the Selling Holders or one or more of its respective affiliates in the ordinary course of business for which they receive compensation.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.
The Selling Holders have agreed to indemnify the underwriters, their officers, directors and each person who controls such underwriters (within the meaning of the Securities Act), against certain liabilities related to the sale of the securities, including liabilities under the Securities Act, as further described in the Amended and Restated Registration Rights Agreement.

DESCRIPTION OF SECURITIES
The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation (the “Charter”) and Restated Bylaws, or bylaws, copies of which are on file with the SEC as exhibits to registration statements previously filed by us. See “Where You Can Find More Information.”
Common Stock
We are authorized to issue up to 201,000,000 shares of capital stock, of which 200,000,000 are shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, $0.0001 par value. As of October 18, 2024, there were 74,678,769 shares of our common stock outstanding. Our common stock is listed on NASDAQ under the symbol “ABL.”
The holders of our common stock are entitled to the following rights:
Voting Rights. Our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, all elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.
Dividends. The holders of our common stock are entitled to receive dividends if any, as may be declared from time to time by our board of directors out of legally available funds.
Liquidation. In the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of our preferred stock, if any.
Rights and Preferences. Holders of our common stock have no pre-emptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.
Fully Paid and Nonassessable. All of our outstanding shares of our common stock are, and the shares of our common stock to be issued in this offering will be, fully paid and nonassessable.
Exclusive Forum. Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our Charter or Bylaws, or (d) any action asserting a claim asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction; and subject to the preceding provisions of this Section 12.1, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Section 203 of the Delaware General Corporation Law. We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•an affiliate of an interested stockholder; or
•an associate of an interested stockholder, for three years following the date that the stockholder becomes an interested stockholder.
A business combination includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if (a) our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction, or (b) after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock.
Holders of shares are entitled to receive, in the event of a liquidation, dissolution or winding up, ratably the assets available for distribution to the stockholders after payment of all liabilities. Holders of common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of common stock that are outstanding are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock will be subject to those of the holders of any shares of preferred stock that the board of directors may authorize and issue in the future.
Preferred Stock
The total of the Company’s authorized shares of preferred stock is 1,000,000 shares. No shares of preferred stock are currently issued or outstanding.
Under the terms of the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter”), the Company’s board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the rights, designations, powers, preferences, privileges, including voting rights, and qualifications, limitations or restrictions of each series of preferred stock.
The purpose of authorizing the Company’s board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock.
Public Warrants
As of October 18, 2024, the Company had 16,654,140 Public Warrants outstanding. Each redeemable whole Public Warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment as described. Public Warrants represent a freestanding financial instrument as it is traded on NASDAQ under the symbol “ABLLW” and legally detachable and separately exercisable from the related underlying shares of the Company’s common stock. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will expire five years from the purchase date for July 27, 2020 or August 25, 2020, the dates of the initial public offering and over-allotment, respectively, by the Sponsor, or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable and the Company will not be obligated to issue a Class A common stock upon exercise of a Public Warrant unless the share of common stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants.
Redemption of Public Warrants for Cash – The Company may redeem the outstanding Public Warrants for cash:
•in whole and not in part;
•at a price of $0.01 per Public Warrant;
•upon not less than thirty (30) days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any twenty (20) trading days within a thirty (30) trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
Redemption of Public Warrants for Shares of Common Stock – The Company may redeem the outstanding warrants for shares of common stock:
•in whole and not in part;
•at a price equal to a number of shares of common stock to be determined by reference to the agreed table set forth in the Warrant Agreement based on the redemption date and the “fair market value” of the common stock;
•upon not less than thirty (30) days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the last sale price of the common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
If the Company elects to redeem all of the Public Warrants or the common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange, management has the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the Warrant Agreement. In such event, each holder would pay the exercise price by surrendering the whole warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. However, in no instance can the warrant holder unilaterally decide to exercise its Public Warrant on a cashless basis.
Private Placement Warrants
As of October 18, 2024, the Company had 8,900,000 Private Placement Warrants outstanding. Each Private Placement Warrant is exercisable for one share of common stock at a price of $11.50 per share, subject to adjustment. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that (a) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (b) the Private Placement Warrants and the shares of common stock issuable upon exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Listing
Our common stock is listed on NASDAQ under the trading symbol “ABL.” Our Public Warrants are listed on NASDAQ under the trading symbol “ABLLW.”
Certificate of Incorporation and Bylaw Provisions
See “Certain Provisions of Delaware Law and of the Company’s Certificate of Incorporation and Bylaws” for a description of provisions of our certificate of incorporation and bylaws which may have the effect of delaying changes in our control or management.
Transfer Restrictions
Pursuant to the Company Support Agreement and the Sponsor Support Agreement, (a) holders of shares of common stock issued as Aggregate Merger Consideration (as defined in the Merger Agreement) (the “Company Holders”) and (b) the Sponsor (together with the Company Holders, the “Restricted Holders”) are, in each case, subject to certain restrictions on the transfer of 85% of the shares of common stock issued to the respective Restricted Holder in connection with the closing of the Business Combination until the date that is 24 months after the closing of the Business Combination, which would fall on June 30, 2025, in each case, subject to certain transfers permitted by the Company Support Agreement and the Sponsor Support Agreement, as applicable.
Transfer Agent and Warrant Agent
The transfer agent for the common stock and the warrant agent for the Warrants is Continental Stock Transfer & Trust Company.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS
Delaware Takeover Statute
We are subject to Section 203 of the DGCL. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:
•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662∕3% of the outstanding voting stock which is not owned by the interested stockholder.
Section 203 defines a business combination to include:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Dissenters’ Right of Appraisal and Payment
Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates.
Forum Selection
The Charter provides that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Company, (ii) any claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or employees, (iii) any claim against the

Company, its directors, officers or employees arising under its charter, bylaws or the DGCL or (iv) any claim against the Company, directors, officers or employees governed by the internal affairs doctrine. The Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the provisions of Article XII of the Charter shall not apply to any suits brought to enforce any liability or duty created by the Exchange Act, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
Certificate of Incorporation and Bylaw Provisions
The Charter and the Amended and Restated Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of the Company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Company’s board of directors, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Company’s board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NASDAQ. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors. The Charter provides that the Company’s board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Company’s board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Company’s board of directors.
Stockholder Action; Special Meetings of Stockholders. The Charter provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Company capital stock would not be able to amend the Amended and Restated Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Charter and the Amended and Restated Bylaws. Further, the Charter provides that only the Chairman of the Company’s board of directors, a majority of the board of directors or the Chief Executive Officer of the Company may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Company capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. In addition, the Amended and Restated Bylaws includes an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of the Company’s board of directors, (b) otherwise properly brought before the meeting by the board of directors, or (c) otherwise properly brought before the meeting by any stockholder present in person (x) who was a stockholder of record entitled to vote at such annual meeting on the date on which notice of the meeting was given pursuant to the Amended and Restated Bylaws and on the record date for the determination of stockholders entitled vote at such meeting and (y) who complies with the notice procedures set forth in the Amended and Restated Bylaws, or properly makes such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder and complies with requirements of such rules for inclusion of the proposal in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must provide timely notice thereof in proper written form to the secretary and the proposed business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the

Secretary of the Company at the executive offices of the Company not later than close of business on the 90th day nor earlier than the opening of business on the 120th day before the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than close of business on the 120th day before the annual meeting or, if later, not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made.
Stockholders at an annual meeting or special meeting may only consider proposals or nominations “properly brought” before such meeting by the Company’s board of directors or stockholders pursuant to the requirements described above. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.
Amendment of Charter or Bylaws. The Amended and Restated Bylaws may be amended or repealed by the affirmative vote of (a) a majority of the Company’s board of directors or (b) holders of a majority of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class; provided, however, that, amendment or repeal of Article VIII of the Amended and Restated Bylaws, regarding indemnification of officers, directors and other persons, requires at least at least 66.7% of the voting power of all of the then outstanding shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this joint proxy statement/prospectus.
Introduction
Abacus and Carlisle are providing the following unaudited pro forma condensed combined financial information to aid stockholders in their analysis of the financial aspects of the merger. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.
The unaudited pro forma condensed combined balance sheet as of June 30, 2024 combines the unaudited consolidated balance sheet of Abacus as of June 30, 2024 with the unaudited consolidated balance sheet of Carlisle as of June 30, 2024, giving effect to the merger as if it had been consummated on June 30, 2024.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 combines the audited consolidated statement of operations of Abacus for the year ended December 31, 2023 with the audited consolidated statement of operations of Carlisle for the year ended December 31, 2023, giving effect to the merger as if it had been consummated on January 1, 2023.
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 combines the unaudited consolidated statement of operations of Abacus for the six months ended June 30, 2024 with the unaudited consolidated statement of operations of Carlisle for the six months ended June 30, 2024, giving additional effect to the merger as if it had been consummated on January 1, 2023.
The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are incorporated by reference this joint proxy statement/prospectus:
•The historical audited consolidated financial statements of Abacus as of and for the year ended December 31, 2023;
•The historical unaudited consolidated financial statements of Abacus as of and for the six months ended June 30, 2024;
•The historical audited financial statements of Carlisle as of and for the year ended December 31, 2023;
•The historical unaudited consolidated financial statements of Carlisle as of and for the six months ended June 30, 2024.
The historical financial statements of Carlisle have been prepared in accordance with Luxembourg legal and regulatory requirements (“Lux GAAP”) and in its presentation and reporting currency of EURO (“EUR”). The historical financial statements of Abacus have been prepared in accordance with U.S. GAAP and in its presentation and reporting currency of U.S. dollars (“USD”).
The unaudited pro forma condensed combined financial information should also be read together with other financial information included elsewhere or incorporated by reference into this joint proxy statement/prospectus.
Accounting for the Merger
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Abacus has been treated as the acquirer for accounting purposes, primarily due to Abacus holding majority voting interests in the Combined Company and Abacus issuing equity interests to effect the Merger. Thus, Abacus will account for the merger as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The total purchase price will be allocated to the tangible and intangible assets and liabilities acquired based on their respective fair values. The assets and liabilities of Carlisle have been measured based on various preliminary estimates using assumptions that Abacus’s management believes are reasonable and based on currently available information. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final purchase accounting will occur, and the final purchase accounting could be materially different from the preliminary estimates used to prepare the accompanying unaudited pro forma condensed combined financial information and could have a material impact on the combined company’s future results of operations and financial position.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information appearing below does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.
The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the merger, which is discussed in further detail below. Amounts presented reflect the accounting for the acquisition of Carlisle by Abacus. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent the combined company’s consolidated results of operations or consolidated financial position that would actually have occurred had the merger been consummated on the dates assumed or to project the combined company’s consolidated results of operations or consolidated financial position for any future date or period.
The accounting policies followed in preparing the unaudited pro forma condensed combined financial statements are those used by Abacus as set forth in the audited historical financial statements. The unaudited pro forma condensed combined financial statements reflect any material adjustments known at this time to conform Carlisle’s historical financial information to Abacus’s significant accounting policies based on Abacus’s initial review and understanding of Carlisle’s summary of significant accounting policies from the date of the acquisition. A more comprehensive comparison and assessment will occur, which may result in additional differences identified. Additionally, Abacus has included certain reclassifications for consistency in the financial statement presentation. See Note 3 for more information.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved because of the merger.
Carlisle and Abacus have not had any historical material relationship prior to the merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2024

	Abacus Historical	CARLISLE As Converted	Presentation Adjustments	Transaction Accounting Adjustments		Transaction Financing Adjustments		Combined Pro Formas
ASSETS		(A)	(A)
Current Assets:
Cash and Cash Equivalents	$91,323,829	$5,047,188		$(13,300,000)	(C)	$(11,799,715)	(E)	$321,271,302
				250,000,000	(D)
Equity securities, at fair value	4,008,225	—						4,008,225
Investments	—	4,875,018	289,709					5,164,727
Accounts receivable	1,616,676	19,549,119						21,165,795
Accounts receivable, related party	150,213	—						150,213
Due from affiliates	1,170,589	1,722,842						2,893,431
Other receivable	—	7,334,933						7,334,933
Income tax receivables	2,435,239	—						2,435,239
Prepaid expenses and other current assets	932,598	—						932,598
Total Current Assets	101,637,369	38,529,100	289,709	236,700,000		(11,799,715)		365,356,463
Property and equipment, net	692,273	—						692,273
Intangible assets, net	26,352,123	1,304,930		117,695,070	(B)			145,352,123
Goodwill	139,930,190	—		60,080,048	(B)			200,010,238
Operating right-of-use assets	2,108,034	—						2,108,034
Life settlement policies, at cost	1,140,497	—						1,140,497
Life settlement policies, at fair value	207,571,413	—						207,571,413
Available-for-sale securities, at fair value	1,165,575	—	93,826					1,259,401
Other investments, at cost	1,750,000	4,727,042						6,477,042
Other assets	1,507,431	—						1,507,431
Equity securities, at fair value	—	—						—
TOTAL ASSETS	$483,854,905	$44,561,072	$383,535	$414,475,118		$(11,799,715)		$931,474,915

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$—	$3,136,043						$3,136,043
Current portion of long-term debt, at fair value	17,589,514	2,194,843						19,784,357
Current portion of long-term debt, related party	28,170,326	—						28,170,326
Accrued expenses	2,176,515	—						2,176,515
Current operating lease liabilities	297,397	—						297,397
Due to affiliates	5,236	—						5,236
Line of credit	—	5,734,241						5,734,241
Contract liabilities, deposits on pending settlements	1,443,483	—						1,443,483
Accrued transaction costs	2,533,627	—						2,533,627
Income taxes payable	—	175,037	(340,256)					(165,219)
Other current liabilities	3,166,959	1,137,720						4,304,679
Total Current Liabilities	55,383,057	12,377,884	(340,256)	—		—		67,420,685
Long-Term debt, related party	11,799,715	—		79,864,888	(B)	(11,799,715)	(E)	79,864,888
Long-term debt, net	57,871,104	5,357,334						63,228,438

Long-term debt, at fair value, net	81,640,478	—					81,640,478
Long-term liabilities	—	5,313,508					5,313,508
Non-current operating lease liabilities	1,946,140	—					1,946,140
Deferred tax liability	12,001,423	—	95,653	24,715,965	(B)		36,813,041
Provisions for taxation	—	1,613,611					1,613,611
Warrant liability	6,363,500	—					6,363,500
TOTAL LIABILITIES	$227,005,417	$24,662,337	$(244,603)	$104,580,853		$(11,799,715)	$344,204,289

COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDERS' EQUITY
Preferred stock	—	133,934		(133,934)	(B)		—
Class A common stock	7,548	—		930	(B)		10,978
				2,500	(D)
Treasury stock-at cost	(12,025,137)	—					(12,025,137)
Additional paid-in capital	303,237,878	—		93,092,070	(B)		646,327,448
				249,997,500	(D)
Retained earnings / (Accumulated deficit)	(34,514,318)	19,764,801	628,138	(19,764,801)	(B)		(47,186,180)
				(13,300,000)	(C)
Accumulated other comprehensive income	64,324	—					64,324
Noncontrolling interest	79,193	—					79,193
TOTAL EQUITY	256,849,488	19,898,735	628,138	309,894,265		—	587,270,626
TOTAL LIABILITIES AND EQUITY	$483,854,905	$44,561,072	$383,535	$414,475,118		$(11,799,715)	$931,474,915
Please refer to the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income
For the Six Months Ended June 30, 2024

	Abacus Historical	CARLISLE As Converted	Presentation Adjustments	Transaction Accounting Adjustments		Transaction Financing Adjustments		Combined Pro Formas
		(AA)	(AA)
Revenue:
Total Revenue	50,563,286	13,778,942						64,342,228
Cost of Revenue
Total cost of Sales (excluding depreciation and amortization stated below)	5,464,431	9,636						5,474,067
Operating expenses								—
Sales and marketing	4,482,745	—						4,482,745
General and Administrative (including stock-based compensation)	25,906,843	2,722,575						28,629,418
Loss on change in fair value of debt	3,912,090	—						3,912,090
Unrealized loss (gain) on investments	(802,484)	—	(109,631)					(912,115)
Realized gain on equity securities, at fair value	(856,744)	—						(856,744)
Depreciation and amortization expense	3,432,506	5,548,617	(31,827)	6,428,747	(BB)			15,378,043
Other external expenses	—	511,204						511,204
Other operating expenses	—	225,474						225,474
Operating income	36,074,956	9,007,870	(141,458)	6,428,747		—		51,370,115
Other income (expense)	9,023,899	4,761,436	141,458	(6,428,747)		—		7,498,046
(Loss) gain on change in fair value of warrant liability	279,460	—						279,460
Interest expense	(8,199,632)	(2,325,736)		(3,943,329)	(BB)	644,217	(DD)	(13,824,480)
Interest income	1,061,332	352,973						1,414,305
Other income (expense)	142,442	—						142,442
Total other (expense)	(6,716,398)	(1,972,763)	—	(3,943,329)		644,217		(11,988,273)
Net income before provision for income taxes	2,307,501	2,788,673	141,458	(10,372,076)		644,217		(4,490,227)
Income tax expense (benefit)	2,931,223	868,670	(307,936)	(2,178,136)	(CC)	135,286	(CC)	1,449,107
Net Income (loss)	(623,722)	1,920,003	449,394	(8,193,940)		508,931		(5,939,334)
Less: Net loss attributable to noncontrolling interest	(44,960)							(44,960)
Net income (loss) attributable to common stockholders	(578,762)	1,920,003	449,394	(8,193,940)		508,931		(5,894,374)

Earnings per Share:
Total Basic Earnings per Share	(0.01)							(0.06)
Total Dilutive Earnings per Share	(0.01)							(0.06)

Weighted Average Common Shares Outstanding
Basic	63,087,989							97,387,989
Dilutive	63,102,210							97,387,989
Please refer to the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2023

	Abacus Historical	CARLISLE As Converted	Presentation Adjustments	Transaction Accounting Adjustments		Transaction Financing Adjustments		Combined Pro Formas
		(AA)	(AA)
Revenue:
Total Revenue	66,401,451	32,112,792						98,514,243
Cost of Revenue	—	—
Total cost of Sales (excluding depreciation and amortization stated below)	6,490,377	36,063						6,526,440
Operating expenses
Sales and marketing	4,905,747	—						4,905,747
General and Administrative (including stock-based compensation)	26,482,571	5,489,092	—	13,300,000	(EE)			45,271,663
Loss on change in fair value of debt	2,356,058	—						2,356,058
Unrealized loss (gain) on investments	(1,369,112)	—	302,123					(1,066,989)
Realized gain on equity securities, at fair value	3,409,928	—						3,409,928
Depreciation and amortization expense	—	665,397	(63,739)	13,191,773	(BB)			13,793,431
Other external expenses	—	13,386,335						13,386,335
Other operating expenses	—	417,918						417,918
Operating income	35,785,192	19,958,742	238,384	26,491,773		—		82,474,091
Other income (expense)	24,125,882	12,117,987	(238,384)	(26,491,773)		—		9,513,712
(Loss) gain on change in fair value of warrant liability	(4,204,360)	—						(4,204,360)
Interest expense	(9,866,821)	(4,783,494)		(7,886,658)	(BB)	(644,217)	(DD)	(23,181,190)
Interest income	594,764	31,768						626,532
Other income (expense)	(146,443)	—						(146,443)
Total other (expense)	(13,622,860)	(4,751,726)	—	(7,886,658)		(644,217)		(26,905,461)
Net income before provision for income taxes	10,503,022	7,366,261	(238,384)	(34,378,431)		(644,217)		(17,391,749)
Income tax expense (benefit)	1,468,535	1,031,354	(59,453)	(7,219,471)	(CC)	(135,286)	(CC)	(4,914,321)
Net Income (loss)	9,034,487	6,334,907	(178,931)	(27,158,960)		(508,931)		(12,477,428)
Less: Net loss attributable to noncontrolling interest	(482,139)	—						(482,139)
Net income (loss) attributable to common stockholders	9,516,626	6,334,907	(178,931)	(27,158,960)		(508,931)		(11,995,289)
Earnings per Share:
Total Basic Earnings per Share	0.17							(0.13)
Total Dilutive Earnings per Share	0.16							(0.13)

Weighted Average Common Shares Outstanding
Basic	56,951,414							91,251,414
Dilutive	57,767,898							91,251,414
Please refer to the notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1. Basis of Presentation
The pro forma adjustments have been prepared as if the merger had been consummated on June 30, 2024, in the case of the unaudited pro forma condensed combined balance sheet, and, in the case of the unaudited pro forma condensed combined statements of operations, as if the merger had been consummated on January 1, 2023, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.
The unaudited pro forma condensed combined financial information has been prepared assuming the acquisition method of accounting in accordance with U.S. GAAP. Under this method, Carlisle’s assets and liabilities will be recorded at their respective fair values. Any difference between the purchase price for Carlisle and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill. The goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually. The pro formas are based on preliminary accounting conclusions and are subject to potential revisions upon further analysis.
The pro forma adjustments represent management’s estimates based on information available as of the date of this joint proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed.
One-time direct and incremental transaction costs will be expensed as incurred under ASC 805 and are assumed to be cash settled.
Abacus has performed a preliminary review of Carlisle’s and Abacus’s accounting policies, and no material impacts are expected to be required as a result of the review performed.
2. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2024
The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2024 are as follows:
(A)The historical financial statements of Abacus have been prepared in accordance with U.S. GAAP and in its presentation and reporting currency of U.S. Dollars. The historical financial statements of Carlisle have been prepared in accordance with Lux GAAP and in its presentation and reporting currency of EUR. Lux GAAP differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies.
Certain reclassifications were required to align Carlisle’s accounting policies to those applied by Abacus. The adjustments required to convert Carlisle’s historical balance sheet from Lux GAAP to U.S. GAAP are detailed within the notes to their historical financial statements and are applied here as disclosed.
The financial statements of Carlisle have been translated into USD for the purposes of presentation in the unaudited pro forma condensed combined financial statements (“As Converted”) using the following exchange rates:
•The period end exchange rate as of June 30, 2024 of USD 1.00 to EUR 0.9333 for the unaudited pro forma condensed combined balance sheet as of June 30, 2024;
•The average exchange rate for the period January 1, 2024 through June 30, 2024 of USD 1.00 to EUR 0.9253 for the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024;
•The average exchange rate for the period January 1, 2023 through December 31, 2023 of USD 1.00 to EUR 0.9240 for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023.

(B)Reflects the purchase price allocation adjustments to record Carlisle’s assets and liabilities at estimated fair value based on the consideration conveyed. The related income statement adjustments are reflected at (BB).
The preliminary purchase price was allocated among the identified assets to be acquired, based on a preliminary analysis. The deferred income taxes represent the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. Deferred taxes associated with estimated fair value adjustments were calculated using the statutory tax rate of 21%. The estimates of fair value are based upon preliminary valuation assumptions, and are believed to be reasonable, but are inherently uncertain and unpredictable. As a result, actual results may differ from estimates, and the difference may be material.
The following is a preliminary estimate of the assets acquired and the liabilities assumed by Abacus in the merger, reconciled to the estimated purchase consideration (amounts in millions):

Net Assets Identified	Preliminary Estimate of Fair Value (millions)
Cash and cash equivalents	$5.0
Investments	4.9
Accounts receivable	19.5
Due from affiliates	1.7
Other receivable	7.3
Intangible assets(1)	119.0
Goodwill	60.1
Other investments, at cost	4.7
Accounts payable	(3.1)
Current portion of long-term debt, at fair value	(2.2)
Line of credit	(5.7)
Other current liabilities	(1.1)
Income taxes payable	(0.2)
Long-term debt, net	(5.4)
Long-term liabilities	(5.3)
Deferred tax liability	(24.7)
Provisions for taxation	(1.6)
Total Fair Value	173.0

Value Conveyed
Equity consideration(2)	93.1
Debt consideration	79.9
Total Purchase Consideration	$173.0

__________________
(1)The intangibles were primarily related to management fees of closed-end and open-end funds and performance fees of closed-end funds. The following is the breakdown of intangibles, including fair value and remaining useful life.

	Fair value	Remaining Useful Life(years)
Closed-End Funds - Management Fees	46.0	8
Closed-End Funds - Performance Fees	26.0	8
Open-Ended Funds - Management Fees	44.0	10
Trade Name	2.0	10
Internally Developed and Used Technology	1.0	5
Total Intangible assets	119.0
(2)Equity consideration was calculated as 9.3 million Abacus shares at a total value of $90.2 million.
(C)Reflects the impact of nonrecurring expenses related to estimated transaction costs, primarily comprised of investment banking fees, legal fees, issuance costs, accounting and audit fees, and other related advisory costs. No transaction costs had been incurred and accrued for on Abacus’s balance sheet as of June 30, 2024. The related income statement adjustment is reflected at adjustment (EE).
(D)Reflects adjustment to record the proceeds of $250.0 million from the issuance of 25.0 million shares of common stock at the price of $10.0 per share.
(E)Reflects the repayment the existing related party debt obligation of $11.8 million.
3. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months ended June 30, 2024 and for the Year ended December 31, 2023
(AA)The historical financial statements of Abacus have been prepared in accordance with U.S. GAAP and in its presentation and reporting currency of U.S. Dollars. The historical financial statements of Carlisle have been prepared in accordance with Lux GAAP and in its presentation and reporting currency of EUR. Lux GAAP differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies.
Certain reclassifications were required to align Carlisle’s accounting policies to those applied by Abacus. The adjustments required to convert Carlisle’s historical balance sheet from Lux GAAP to U.S. GAAP are detailed within the notes to their historical financial statements and are applied here as disclosed.
The financial statements of the Carlisle have been translated into USD for the purposes of presentation in the unaudited pro forma condensed combined financial statements (“As Converted”) using the following exchange rates:
•The period end exchange rate as of June 30, 2024 of USD 1.00 to EUR 0.9333 for the unaudited pro forma condensed combined balance sheet as of June 30, 2024;
•The average exchange rate for the period January 1, 2024 through June 30, 2024 of USD 1.00 to EUR 0.9253 for the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024;
•The average exchange rate for the period January 1, 2023 through December 31, 2024 of USD 1.00 to EUR 0.9240 for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023.

(BB)Reflects the pro forma impacts related to the purchase price allocation discussed at adjustment (B). This includes the following impacts:
1)Amortization expense – Reflects an increase in amortization expense related to intangible assets, calculated based on the estimated remaining useful lives of the identified assets, which are noted at adjustment (A).
2)Interest expense – Reflects an increase in interest expense related to the debt consideration associated with the acquisition of Carlisle, calculated using a fixed interest rate of approximately 9.9%.
(CC)Reflects the tax impact of all pro forma adjustments for the six months ended June 30, 2024, and for the year ended December 31, 2023, calculated using a statutory rate of 21%.
(DD)Reflects the elimination of the historical interest expense incurred on the extinguished debt of Abacus’s existing related party debt.
(EE)Reflects nonrecurring expense related to estimated transaction costs in the amount of $13.3 million, which are primarily comprised of investment banking fees, legal fees, issuance costs, accounting and audit fees, and other related advisory costs. The related balance sheet adjustment is reflected at adjustment (C).
4. Unaudited Pro Forma Net Income Per Share
Unaudited pro forma net income per share is computed by dividing pro forma net income attributable to common shares by the pro forma weighted average number of common shares outstanding during the period, assuming the merger occurred on January 1, 2023.

Pro forma net income per share—basic and diluted
(in thousands except share and per share amounts)
	For the Six Months Ended	For the Year Ended
	June 30, 2024	December 31, 2023
Numerator
Pro forma net income allocated to common stock - basic and diluted	(5,894,374)	(11,995,289)
Denominator
Pro forma weighted average shares of common stock outstanding - basic	97,387,989	91,251,414
Pro forma basic earnings per share	(0.06)	(0.13)
Pro forma weighted average shares of common stock outstanding - diluted	97,387,989	91,251,414
Pro forma diluted earnings per share	(0.06)	(0.13)

LEGAL MATTERS
The validity of the shares of common stock and Warrants offered hereby will be passed upon by Latham & Watkins LLP, Houston, Texas.
EXPERTS
The consolidated financial statements for Abacus Life, Inc. incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K, as amended, have been so included in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.
The financial statements for Abacus Settlements, LLC incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K, as amended, have been so included in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.
The financial statements of Carlisle Management Company S.C.A. as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been included herein in reliance upon the report of KPMG Audit S.à r.l., independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
We also maintain a website at https://abacuslife.com through which you can access our filings with the SEC. The information contained in, or accessible through, our website is not a part of this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided above. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC, will automatically update and supersede this information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering and also between the date of the initial registration statement and prior to effectiveness of the registration statement, provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K:
(a)Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, filed with the SEC on May 30, 2024, including any further amendment(s) filed for the purposes of updating such report;
(b)Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2024;
(c)The description of our securities contained in Exhibit 4.14 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 21, 2024, including any further amendment or report filed for the purposes of updating such description;
(d)Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on May 13, 2024 and for the quarterly period ended June 30, 2024, filed with the SEC on August 12, 2024; and
(e)Our Current Reports on Form 8-K, filed with the SEC on January 9, 2024, February 15, 2024, March 21, 2024, June 13, 2024, June 14, 2024, June 24, 2024, July 18, 2024, and August 7, 2024.
Such documents are available through the SEC’s website on the Internet at http://www.sec.gov. These documents may also be accessed on our website at https://abacuslife.com/. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.
We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference by writing or telephoning us at the following address:
Abacus Life, Inc.
2101 Park Center Drive, Suite 200
Orlando, FL 32835
Attention: Abacus Life Investor Relations
investors@abacuslife.com
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

Interim (Unaudited) Balance Sheet	F-20
Interim (Unaudited) Profit and Loss Account	F-22
Interim (Unaudited) Cash Flow Statement	F-23
Interim (Unaudited) Statement of Change in Capital and Reserves	F-24
Notes to the Interim (Unaudited) Accounts	F-25

Independent Auditors’ Report
To the Board of Managers of the General Partner of
Carlisle Management Company S.C.A.
9, rue Sainte Zithe
L-2763 Luxembourg
Report on the Audit of the Annual Accounts
Opinion
We have audited the accompanying annual accounts of Carlisle Management Company S.C.A. (the Company), which comprise the balance sheets as of December 31, 2023 and 2022, and the related profit and loss accounts, statements of changes in capital and reserves, and statements of cash flows for the years then ended, and the related notes, which as described in note 2 to the annual accounts, have been prepared on the basis of Luxembourg legal and regulatory requirements relating to the preparation and presentation of the annual accounts in Luxembourg.
In our opinion, the accompanying annual accounts present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with Luxembourg legal and regulatory requirements relating to the preparation and presentation of the annual accounts in Luxembourg.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the annual accounts section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Emphasis of Matters
As discussed in Note 2 and 20, these annual accounts have been prepared by the Board of Managers of the General Partner in order to comply with the requirements of the U.S. Securities and Exchange Commission.
As discussed in Notes 2 and 20 to these annual accounts, the Board of Managers of the General Partner prepares its annual accounts in accordance with Luxembourg legal and regulatory requirements relating to the preparation and presentation of the annual accounts in Luxembourg which differ from the U.S. generally accepted accounting principles.
Our opinion is not modified with respect to these matters.
Responsibilities of the Board of Managers of the General Partner for the Annual Accounts
The Board of Managers of the General Partner is responsible for the preparation and fair presentation of annual accounts in accordance with Luxembourg legal and regulatory requirements relating to the preparation and presentation of the annual accounts in Luxembourg, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of annual accounts that are free from material misstatement, whether due to fraud or error.
In preparing the annual accounts, the Board of Managers of the General Partner is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the annual accounts are issued.

Auditors’ Responsibilities for the Audit of the Annual Accounts
Our objectives are to obtain reasonable assurance about whether the annual accounts as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the annual accounts.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the annual accounts, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the annual accounts.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances6, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by the Board of Managers of the General Partner, as well as evaluate the overall presentation of the annual accounts.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG Audit S.à r.l.

City of Luxembourg

Luxembourg

October 18, 2024

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Balance sheet for the year ended 31 December 2023
(expressed in EUR)

ASSETS	Note	2023	2022
C. Fixed assets		6,123,364	4,528,651
I. Intangible assets
2. Concessions, patents, licenses, trademarks and similar rights and assets, if they were
a) acquired for valuable consideration and need to be amortized	3	1,689,145	88,343
II. Tangible assets
3. Other fixtures and fittings, tools and equipment	4	1,740	8,340
III. Financial assets	5
5. Investments held as fixed assets		4,432,479	4,431,968

D. Current assets		31,510,493	23,286,732
II. Debtors
1. Trade debtors
1. a) becoming due and payable within one year	6	6,235,561	5,737,070
1. b) becoming due and payable after more than one year	6	12,790,612	9,660,369
3. Amounts owed by undertakings with which the undertaking is linked by virtue of participating interests
3. a) becoming due and payable within one year	6	1,162,129	1,466
4. Other debtors
4. a) becoming due and payable within one year	6	5,136,813	1,602,056
III. Investments
3. Other investments	7	3,268,839	—

IV. Cash at bank and in hand	8	2,916,539	6,285,771

E. Prepayments		—	60,889

TOTAL ASSETS		37,633,857	27,876,272
The accompanying notes form an integral part of the annual accounts.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022

CAPITAL, RESERVES AND LIABILITIES	Note	2023	2022
A. Capital and reserves	9	16,794,995	11,433,261
I. Subscribed capital		125,000	125,000
IV. Reserves
1. Legal Reserve		12,500	12,500
4. Other reserves, including the fair value reserve
a) other available reserves		3,324,000	—
b) other non- available reserves		894,438	586,913
V. Profit or loss brought forward		6,585,602	4,111,099
VI. Profit or loss for the financial year		5,853,455	9,286,707
VII. Interim dividends		—	(2,688,958)

B. Provisions	10	2,130,093	1,958,606
2. Provisions for taxation		2,130,093	1,958,606

C. Creditors	11	18,708,768	14,484,405
1. Debenture loans
a) Convertible loans
i) becoming due and payable within one year		1,035,640	1,016,293
ii) becoming due and payable after more than one year		5,000,000	5,000,000
2. Amounts owed to credit institutions
a) becoming due and payable within one year		3,679,936	—
4. Trade creditors
4.a) becoming due and payable within one year		3,197,558	3,653,180
4.b) becoming due and payable after one year		4,850,656	3,614,255
8. Other creditors
a) Tax authorities		107,743	212,656
c) Other creditors
8.c) i) becoming due and payable within one year		837,235	988,021

TOTAL CAPITAL, RESERVES AND LIABILITIES		37,633,857	27,876,272
The accompanying notes form an integral part of the annual accounts.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Profit and loss account for the year ended 31 December 2023
(expressed in EUR)

PROFIT AND LOSS ACCOUNT	Note	2023	2022
1. Net turnover	12	29,672,220	35,437,661

5. Raw materials and consumables and other external expenses		(12,402,296)	(13,725,156)
a) Raw materials and consumables		(33,322)	(37,267)
b) Other external expenses	13	(12,368,974)	(13,687,889)

6. Staff costs	14	(5,071,921)	(6,000,783)
a) Wages and salaries		(4,802,991)	(5,731,814)
b) Social security costs
ii) other social security costs		(268,930)	(268,969)

7. Value adjustments		(614,827)	(75,272)
a) in respect of formation expenses and of tangible and intangible fixed assets		(614,827)	(75,272)

8. Other operating expenses	16	(386,156)	(297,658)

11. Other interest receivable and similar income		29,354	348,549
b) other interest and similar income		29,354	348,549

14. Interest payable and similar expenses		(4,419,948)	(4,541,006)
b) other interest and similar expenses		(4,419,948)	(4,541,006)

15. Tax on profit or loss	17	(866,182)	(1,275,622)

16. Profit or loss after taxation		5,940,244	9,870,713

17. Other taxes not shown under items 1 to 16		(86,789)	(584,006)

18. Profit or loss for the financial year		5,853,455	9,286,707
The accompanying notes form an integral part of the annual accounts.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Statement of cash flow for the year ended 31 December 2023
(expressed in EUR)

	2023	2022
Operating activities

Profit after tax	5,940,244	9,870,713

Working capital adjustment
Decrease/(increase) in trade and other receivables	(8,324,153)	(4,971,614)
Decrease/(increase) in prepayment	60,889	(60,889)
(Decrease)/increase in trade and other payables	525,080	58,352
Amortization and Depreciation	614,827	75,272
Other taxes paid	(86,789)	(584,006)
(Decrease)/increase in tax accrual	171,487	635,641

Net cash flow (used in) from operating activities	(1,098,415)	5,023,469

Investing activities

Acquisition of shares in funds	(17,832)	(2,554,649)
Disposal of shares in funds	17,321	2,550,205
Purchase of assets	(2,209,029)	—
Acquisition bonds portfolio	(3,268,839)	—

Net cash flow (used in) from investing activities	(5,478,379)	(4,444)

Financing activities
Dividend payments	(491,722)	(3,579,461)
(Decrease)/increase in interest payables	57,284	(166,146)
(Decrease)/increase in loan received	3,642,000

Net cash flow (used in) from financing activities	3,207,562	(3,745,607)

Net (decrease)/increase in cash and cash equivalents	(3,369,232)	1,273,418

Cash and cash equivalents at the beginning of the year	6,286,771	5,013,353

Cash and cash equivalents at the end of the year	2,917,539	6,286,771

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Statement of change in capital and reserves for the year ended 31 December 2023

	Share capital	Legal Reserve	Other Reserves	Profit or loss brought forward	Profit or loss for the financial year	Interim Dividends	Total
	EUR	EUR	EUR	EUR	EUR	EUR	EUR
As at 31 December 2022	125,000	12,500	586,913	4,111,099	9,286,707	(2,688,958)	11,433,261
Movements for the year	—	—	3,631,525	(3,631,525)	—	—	—
Allocation of prior year's result	—	—	—	9,286,707	(9,286,707)	—	—
Dividend 2022	—	—	—	(3,180,679)	—	—	(3,180,679)
Interim dividends 2022	—	—	—	—	—	2,688,958	2,688,958
Result of the year	—	—	—	—	5,853,455	—	5,853,455
As at 31 December 2023	125,000	12,500	4,218,438	6,585,602	5,853,455	—	16,794,995

	Share capital	Legal Reserve	Other Reserves	Profit or loss brought forward	Profit or loss for the financial year	Interim Dividends	Total
	EUR	EUR	EUR	EUR	EUR	EUR	EUR
As at 31 December 2021	125,000	12,500	434,788	1,779,397	5,445,207	(2,070,878)	5,726,014
Movements for the year	—	—	152,125	(152,125)	—	—	—
Allocation of prior year's result	—	—	—	5,445,207	(5,445,207)	—	—
Interim dividend 2021	—	—	—	(2,070,878)	—	2,070,878	—
Dividend 2021	—	—	—	(890,502)	—	—	(890,502)
Interim dividends 2022	—	—	—	—	—	(2,688,958)	(2,688,958)
Result of the year	—	—	—	—	9,286,707	—	9,286,707
As at 31 December 2022	125,000	12,500	586,913	4,111,099	9,286,707	(2,688,958)	11,433,261

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Notes to the Annual Accounts
Note 1: General information
Carlisle Management Company S.C.A. was incorporated on 30 December 2008 and organised under the laws of Luxembourg as a Société en commandite par actions for an unlimited period. The registered office of the Company is established in 9, rue Sainte Zithe, L-2763 Luxembourg.
The Company's financial year starts on 1 January and ends on 31 December of each year.
The General Partner of the Company is Carlisle Investment Group S. à r.l., domiciled in Luxembourg. The Company is a Management Company under Chapter 16 of the Law of December 17, 2010 (as amended) on Undertakings for Collective Investment. The purpose of the Company is the collective portfolio management of one or several Luxembourg specialized investment funds. The Company may undertake any activity in Luxembourg and abroad relating to the investment management, administration and marketing of the funds.
The Company is registered as an AIFM under the Alternative Investment Fund Managers law of July 12, 2013, as amended, and as such manages the following funds:
•Luxembourg Life Fund FCP SIF
•Long Term Growth Fund SICAV RAIF
•Luxembourg Life Fund II FCP RAIF
Note 2: Summary of significant accounting policies
2.1 Basis of preparation
The annual accounts have been prepared on a going concern basis and in accordance with Luxembourg legal and regulatory requirements under the historical cost convention. Accounting policies and valuation rules are, besides the ones laid down by the Law of 19 December 2002 (as amended), determined and applied by the General Partner.
The preparation of the annual accounts requires the use of certain critical accounting estimates. It also requires the General Partner to exercise its judgement in the process of applying the accounting policies. Changes in assumptions may have a significant impact on the annual accounts in the period in which the assumptions changed. Management believes that the underlying assumptions are appropriate and that the annual accounts therefore present the financial position and results fairly.
The amount allocated to the reserve for net wealth tax which were shown as available reserve in the balance sheet as at December 31, 2022 have been reclassified to non-available reserve to ensure the comparability with the figures as at December 31, 2023.
2.2 Additional statements and notes
Based on article 26 (1) of the Law of 19 December 2002 (as amended), the General Partner has chosen to include two other statements, the Cash flow statement and the Statement of changes in capital and reserves, as well as related notes and disclosures within these annual accounts. This also includes Note 20 “Principal differences and Reconciliation between Luxembourg legal and regulatory requirements (“Lux GAAP”) and United States Generally Accepted Accounting Principles (“U.S. GAAP”)” that has been prepared in order to comply with the guidance set out in Item 17 to the SEC's Form 20-F.
The layout and captions of Balance sheet and Profit and loss account are fully prescribed by legal requirements for Lux GAAP.
There are no other sources of comprehensive income.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
2.3 Statement of changes in capital and reserves
The Statement of changes in capital and reserves shows the movement of the Subscribed Capital as well as the Reserves for the Company regarding the years ending December 31, 2022 and December 31, 2023.
2.4 Cash Flow Statement
For the purpose of the statement of cash flows, cash and cash equivalents consist of cash and short-term deposits. The cash flows of the Company are prepared by using the indirect method.
2.5 Foreign currency translation
The Company's capital is expressed in EUR, rounded to the nearest EUR, and its accounting records are maintained in this currency.
Income and expenses expressed in currencies other than the reference currency are converted at the rate applicable on the transaction date.
Cash at bank and in hand is translated at the exchange rate effective at each reporting date and at the balance sheet date. Exchange losses and gains are recorded in the profit and loss account of the year.
Other assets and liabilities expressed in currencies other than EUR are translated into EUR at the exchange rate applicable on the acquisition date. At the balance sheet date, these assets remain recorded at historical exchange rates.
2.6 Intangible and tangible assets
Intangible and tangible assets are valued at purchase price including the expenses incidental thereto or at production cost, less cumulative depreciation amounts written off and value adjustments. These value adjustments are booked in case of permanent impairment in the value and are not continued if the reasons for which the value adjustments were made have ceased to apply. Amortisations are calculated on a straight-line basis over the estimated useful economic life.
2.7 Financial fixed assets
Shares in affiliated undertakings/participating interest/loan to these undertakings/securities held as fixed assets/other loans are valued at purchase price/nominal value (loans and claims) including the expenses incidental thereto.
In the case of durable depreciation in the value according to the General Partner, the value adjustments are made in respect of fixed assets, so that they are valued at the lowest figure to be attributed to them at the balance sheet date. These value adjustments are not continued if the reasons for which the value adjustments were made ceased to apply.
2.8 Debtors
Debts are valued at their nominal value. They are subject to value adjustments where their recovery is compromised. These value adjustments are not continued if the reasons for which the value adjustments were made have ceased to apply.
2.9 Other investments
Listed bonds are valued at the market value on the acquisition date, brokerage fees and subsequently accrued interest are booked in the profit and loss account.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
2.10 Provisions
Provisions for taxation corresponding to the tax liability estimated by the Company for the financial years for which the tax return has not yet been filed are recorded under the caption "Provisions for taxation". The advance payments are shown in the assets of the balance sheet under the “Other debtors” item.
2.11 Creditors
Payables are recorded at their reimbursement value.
2.12 Deferred income
This liability includes income received during the accounting year that relates to a subsequent financial year.
2.13 Net turnover
Investment management and performance fees receivable are accrued on a monthly and quarterly basis and received monthly and quarterly in arrears respectively. Performance fees are accrued once the required hurdle rate has been achieved and will be received in line with the rules set out in the Private Placement Memorandum of the Funds.
Note 3: Intangible assets
Intangible assets consist of distribution rights and costs associated with projects that have a benefit to the Company for a period longer than one year which are capitalized and amortised as such.

	2023	2022
Gross book value - opening balance	430,492	430,492
Additions	2,209,029	—
Accumulated amortization - opening balance	(342,149)	(275,006)
Charge for the year	(608,227)	(67,143)
Accumulated amortization - closing balance	(950,376)	(342,149)

Net book value - opening balance	88,343	155,486

Net book value – closing balance	1,689,145	88,343
Intangible assets other than distribution rights are amortized over a period of 5 years which approximates their useful life, distribution rights are amortized over a period of 2.5 years which approximates their useful life.
The asset acquired during the period consisted of distribution rights held by a distributor.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Note 4: Tangible assets
Tangible assets include other fixtures, fittings, tools and equipment. The movements for the year are as follows:

	2023	2022
Gross book value - opening balance	96,599	96,599
Accumulated depreciation - opening balance	(88,259)	(80,130)
Charge of the year	(6,600)	(8,129)
Accumulated depreciation - closing balance	(94,859)	(88,259)
Net book value - opening balance	8,340	16,469
Net book value - closing balance	1,740	8,340
The Tangible assets are amortized over a period of 10 years which approximates their useful life.
Note 5: Financial fixed assets
The financial fixed assets include investments held in the following related investment funds:
▪Luxembourg Life Fund – Long Term Growth Fund 2021
▪Luxembourg Life Fund – Absolute Return Fund I
▪Luxembourg Life Fund II – Absolute Return Fund II
▪Luxembourg Life Fund II – Absolute Return Fund III
▪Luxembourg Life Fund II – Absolute Return Fund IV
The movements for Investment held as fixed assets for the year are as follows:

	2023	2022
Gross book value - opening balance	4,431,968	4,427,524
Additions	17,832	2,554,649
Disposals	(17,321)	(2,550,205)
Gross book value – closing balance	4,432,479	4,431,968
Impairment	—	—
Net book value - closing balance	4,432,479	4,431,968
As of 31 December 2023, the Board of Managers has concluded that the current decline in value in any individual investments is temporary in nature therefore no impairment was recorded. The estimated market value was EUR 4,462,168.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Note 6: Debtors

	2023	2022
Trade debtors	19,026,173	15,397,439
- Luxembourg Life Fund - Long Term Growth Fund	336,726	476,910
- Luxembourg Life Fund - Long Term Growth Fund 2021	2,692,971	1,952,191
- Long Term Growth Fund –compartment A	23,908	—
- Long Term Growth Fund – Air Life Fund II – Lux	24,482	—
- Luxembourg Life Fund - Absolute Return Fund I	11,716,531	8,534,770
- Luxembourg Life Fund II – Absolute Return Fund II	1,762,087	1,780,510
- Luxembourg Life Fund II – Absolute Return Fund III	2,387,694	2,500,392
- Luxembourg Life Fund II – Absolute Return Fund IV	81,774	61,915
- Others	—	90,751
Amounts owed by undertakings by virtue of participating interest	1,162,129	1,466
Other debtors	5,136,813	1,602,056
- Advances to Direct Tax Authorities (ACD)	1,316,632	1,590,048
- Shareholders advances	3,641,000	—
- Miscellaneous receivables	179,181	12,008
Total	25,325,115	17,000,961
The advances and loans granted to the shareholders of the Company amounted to EUR 3,641,000 as at 31 December 2023 (2022: nil) are shown in in the caption other debtors.
Receivable from tax authorities are composed of advance for Municipal Business Tax amounting to EUR 354,632 (2022 EUR 428,648) and advance for Corporate income tax amounting to EUR 962,000 (2022: 1,161,400).

31 December 2023 Trade debtors	Due within one year	Due after more than one year
- Luxembourg Life Fund - Long Term Growth Fund	336,726	—
- Luxembourg Life Fund - Long Term Growth Fund 2021	2,692,971	—
- Long Term Growth Fund Compartment A	23,908	—
- Long Term Growth Fund – Air Life Fund II – Lux	21,618	2,865
- Luxembourg Life Fund - Absolute Return Fund I	873,796	10,842,735
- Luxembourg Life Fund II – Absolute Return Fund II	807,327	954,760
- Luxembourg Life Fund II – Absolute Return Fund III	1,397,441	990,252
- Luxembourg Life Fund II – Absolute Return Fund IV	81,774	—
Total	6,235,561	12,790,612
The Company receives performance fees that are due from the closed end Funds when they are actually paid which is expected to be in more than one year. This amounted to EUR 12,790,612 (2022: EUR 9,660,369). This amount consisted of the full amount of Trade Debtors becoming due and payable after more than one year.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022

2022 Trade debtors	Due within one year	Due after more than one year
Luxembourg Life Fund - Long Term Growth Fund	476,910	—
Luxembourg Life Fund - Long Term Growth Fund 2021	1,952,191	—
Long Term Growth Fund - A	—	—
Long Term Growth Fund – Air Life Fund II – Lux	—	—
Luxembourg Life Fund - Absolute Return Fund I	885,489	7,649,281
Luxembourg Life Fund II – Absolute Return Fund II	831,715	948,795
Luxembourg Life Fund II – Absolute Return Fund III	1,510,137	990,255
Luxembourg Life Fund II – Absolute Return Fund IV	61,915	—
Other debtors	18,714	72,037
Total	5,737,070	9,660,369
Note 7: Other Investments
Other investments are composed of premium listed corporate bonds, accrued interest amounting to EUR 47,391 (2022: Nil) are shown in the caption Other debtors.
Note 8: Cash at Bank and in hand
This caption includes a guarantee amounting to EUR 114,595 (2022: 75,794) which is used as a rent deposit and considered restricted cash.
Note 9: Capital and Reserves
9.1 Subscribed Capital
As at 31 December 2023, 31 December 2022 and 1 January 2022
The share capital of the Company is set at one hundred twenty-five thousand euros (EUR 125,000) fully paid represented by:
–One thousand (1,000) General Partner’s Shares with a nominal value of (1) euro each which participate fully in the profits of the Company;
–One hundred eleven thousand four hundred ninety-seven (111,497) Ordinary Shares with a nominal value of one (1) euro each which participate fully in the profits of the Company;
–Three (3) Cumulative Preferred Shares with a nominal value of one (1) euro each which receive a cumulative preferred return in an amount determined by the General Partner; and
– Twelve thousand five hundred (12,500) Preferred Shares with a nominal value of one (1) euro each which receive a 16% share of gross revenues on an annual basis which is netted against with the receipts of the CoCo Bonds and participate 40% in the capital in the event of an Exit Event as governed by the Shareholders Agreement.
9.2 Legal Reserve
Under Luxembourg law, the Company is required to transfer 5% of its annual net profit to a reserve account from which no distribution must be made. This requirement is fully satisfied when the reserve has reached 10% of the Company’s subscribed Capital. The Company has met the required reserve.
9.3 Other available reserve
The available reserve is composed of the cumulative preferred return payable to the holders of the Cumulative Preferred Shares.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Note 10: Provisions
Tax provisions are composed of Provisions for corporate income tax, provisions for municipal business tax and provision for net wealth tax.

	2023	2022
Tax provision 2022	1,266,619	691,987
Tax provision 2023	863,474	1,266,619
Total	2,130,093	1,958,606
Note 11: Creditors

	Within one year	After more than one year	2023	2022
Convertible debenture loans	1,035,640	5,000,000	6,035,640	6,016,293
Amounts owed to credit institutions	3,679,936	—	3,679,936	—
Trade creditors	3,242,983	4,850,656	8,093,639	7,267,435
Other creditors	791,810	—	791,810	988,021
Tax authorities	107,743	—	107,743	212,656
Total	8,858,112	9,850,656	18,708,768	14,484,405
11.1 Convertible debenture loans
The Company issued 5,000,000 (five million) contingent convertible debenture (“CoCo”) bonds with a par value of EUR 1 (one EUR) on 2 May 2019. The bonds have an interest rate equal to 16% (sixteen percent) of the gross revenues, payable on a quarterly basis and are in registered form. The first interest payment date was 31 March 2019. The maturity date falls twenty five (25) years after the first issue date. In case of Conversion Event triggered by an Exit, the holder will have five (5) Business Days upon receipt of a Conversion Notice to inform the Company in accordance with the provisions of clause 15 whether it wishes to exercise its right to convert to CoCo Bonds into the Conversion Shares or not. For the avoidance of doubt, the Holder will have no such option in any other Conversion Event. The CoCo Bonds are transferable only in accordance with the terms and subject to the conditions of the Shareholder Agreements. The CoCo Bonds constitute unsecured and subordinated obligations of the Company, ranking pari passu among themselves and pari passu with all other subordinated debts of the Company.
11.2 Amounts owed to credit institutions
Amounts owed to credit institutions consist in a short term loan amounting to EUR 3,642,000 (2022: EUR nil) and accrued interest thereon amounting to EUR 37,936 (2022: EUR nil). This loan is secured by the portfolio of bonds with a value of EUR 3,268,839 and EUR 526,250 cash deposit. The loan is a 3 month bearing interest at the market rates.
11.3 Other
Trade creditors consist mainly of amounts payable to suppliers and introducers of the Luxembourg Life Fund and Luxembourg Life Fund II and amount to EUR 8,093,639 (2022: EUR 7,267,435).
Other creditors consist mainly dividends payable.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Note 12: Net Turnover
Net turnover consists of revenue from management fees and performance fees

	2023	2022
Management Fees	26,294,468	28,359,399
Net change in Unrealised foreign exchange gain on Management Fees	—	3,006,587
Performance Fees	3,377,752	4,031,068
Net change in Unrealised foreign exchange gain on Performance Fees	—	15,483
Redemption Fees	—	3,603
Marketing Advisory Fees	—	21,521
Total	29,672,220	35,437,661
The Company receives management fees for the management of the Funds. The management fee is based on the Net Asset Value of the funds and varies from 0.25% to 2.00%.
Performance fees are calculated based on the performance of the individual share classes of the funds. A hurdle rate of 6% or 8% is used for the calculation of performance fees, depending on the specific fund.
Note 13: Other external expenses
Other external charges are presented as follows:

	2023	2022
Retrocessions fees	9,172,492	10,545,338
Net change in Unrealised foreign exchange loss on Retrocession fees	—	1,196,392
Commissions and professional fees	1,662,796	675,649
Other Charges	1,322,857	1,187,449
Audit fees	210,829	83,061
Total	12,368,974	13,687,889
The Company has entered into agreements with various parties to introduce new investors into the funds. The Company has agreed by way of agreement to share a portion of its management and performance fees with these introducers as retrocession fees.
Note 14: Staff
Staff costs are as follows:

	2023	2022
Salaries and wages	4,802,991	5,731,814
Social security on salaries and wages	247,263	248,535
Supplementary social security bonuses and others	21,667	20,434
Total	5,071,921	6,000,783
The average number of staff during the financial year is as follows:

Category	2023	2022
Employees	19	17
Management	3	3
Total	22	20

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Note 15: Emoluments granted to the members of the Management and Supervisory Bodies and commitments arising from or entered in respect of retirement pensions for former members of those bodies.
The emoluments paid to the members of the Management are included in the staff costs presented in the profit and loss account.
The emoluments granted to the members of the Supervisory Board amount to EUR 84,000 (2022: EUR 72,000) and are included in the external expenses in the profit and loss account.
There is no commitment arising from or entered in respect of retirement pensions for former members of Management and/ or Supervisory Board in that capacity of the Company.
Note 16: Other operating expenses
Other operating expenses are mainly composed of:

	2023	2022
Software Licenses	130,277	119,044
Non-Deductible VAT	256,350	178,614
Others	(471)	—
Total	386,156	297,658
Note 17: Tax on Profit or Loss
A provision of EUR 630,638 (2022: EUR 924,671) for Corporate Income Tax and EUR 232,837 (2022: EUR 341,948) for Municipal Business Tax was recorded during the year ended 31 December 2023.The applicable rates (statutory and effective) on the taxable profit are 18.19% (2022: 18.19%) for Corporate Income Tax and 6.75% (2022: 6.75%) for Municipal Business Tax.

	2023	2022
Corporate Income Tax (CIT)	630,638	924,671
Municipal Business Tax (MBT)	232,837	341,948
CIT and MBT from previous years	2,707	9,003
Total	866,182	1,275,622
Note 18: Related Party Transactions
On 2 May 2019, the Company issued the CoCo Bonds described in note 11.1, these bonds were subscribed by Carlisle Acquisition Vehicle LLC. The interest paid during the year amounted to EUR 4,216,835 (2022: EUR 4,541,006).
Due to this, on 13 March 2019, the Company entered into an introduction agreement and a marketing advisory agreement with a company (the “Related Distributor”) directly related to the Company’s main shareholder. The Related Distributor will receive retrocession fees and a marketing fees related to these investments into the Long Term Growth Fund, the Absolute Return Fund II, the Absolute Return Fund III, the Absolute Return Fund IV and Short-Term Monetization placed from this account.
Note 19: Subsequent event
During the year 2024, the shareholders of Carlisle Management entered into an agreement to sell 100% of the shares of the Company to Abacus Life, Inc. (“Abacus”) (NASDAQ: ABL), a leading buyer of life insurance policies and vertically integrated alternative asset manager specializing in specialty insurance products. The transaction will provide a myriad of potential opportunities and synergies that will be available to the funds managed by the Company, the Company, its shareholders, and employees. This transaction is subject to the approval by the CSSF.

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Note 20: Principal Differences and Reconciliation between Lux GAAP and U.S. GAAP
The following information is provided following the guidance set out in Item 17 to the SEC's Form 20-F, which establishes the requirements for reconciliations between another comprehensive basis of accounting and US GAAP. The item 17 reconciliation footnote starts with the Lux GAAP financial statements, which together with the subsequent application of consolidation principles and preparation of the cash flow statements are deemed to be a comprehensive basis of accounting.
The principal differences between Lux GAAP and U.S. GAAP that affect the profit and loss account and capital and reserves of the Company relate to the accounting treatment of the following items:
Fair value of available for sale debt securities
The Company accounts for its debt securities on a cost basis. Under U.S. GAAP, ASC 320 Investments—Debt Securities, investments where management does not have the positive intent and ability to hold the securities to maturity are accounted for on a fair value basis, and classified as Available for Sales (“AFS”) with fair value changes going through Other Comprehensive Income (“OCI”).
Fair value of investments in the funds
The Company accounts for its investments held in the Funds on a cost basis. Under U.S. GAAP, ASC 321 Investments — Equity Securities, these investments are accounted for under a fair value model using Net Asset Value (“NAV”) as a practical expedient with changes going through net income.
Capitalized reorganization costs
The Company accounts for its reorganization costs as intangible assets and are being amortized over a period of 5 years. Under US GAAP, ASC 350 Intangibles—Goodwill and Other, such expenses do not meet the criteria for capitalization and are expensed to the profit and loss as incurred.
Income taxes
Deferred tax assets and liabilities are recognized for tax effects of the other U.S. GAAP adjustments mentioned above.
All adjustments are shown on a gross basis, and the income tax impact has been captured under the Income taxes adjustment line.
Reconciliation of Lux GAAP to U.S. GAAP
A reconciliation of the reported Profit and Loss and Capital and Reserves to U.S. GAAP is presented in accordance with the format stated for Item 17 in Form 20-F.
The next tables illustrate the information required by Rule 3-05 and Item 17 of Form 20-F and is based on the explanation of differences between Lux GAAP and U.S. GAAP described previously:

Audited Annual Accounts
as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022
Reconciliation of Net Income

	2023	2022
	EUR	EUR
Profit or (Loss) Under Lux GAAP	5,853,455	9,286,707

Fair value of AFS debt securities:
Unrealized gain/(loss)	—	—
Fair value of investments in the funds:
Unrealized gain/(loss)	(279,162)	72,909
Capitalized reorganization costs:
Amortization expense reversal	58,895	58,895
Recognition of reorganization expenses	—	—
Income taxes:
Deferred tax effect of other US. GAAP adjustments:
Fair value of AFS debt securities	—	—
Fair value of investments in the funds	69,623	(18,184)
Capitalized reorganization costs	(14,688)	(14,688)

Profit or (Loss) Under U.S. GAAP	5,688,123	9,385,639
Reconciliation of Capital and Reserves

	2023	2022
	EUR	EUR
Capital and Reserves Under Lux GAAP	16,794,995	11,433,261

Fair value of AFS debt securities:
Unrealized gain/(loss)	69,646	—
Fair value of investments in the funds:
Unrealized gain/(loss)	168,949	448,111
Capitalized reorganization costs:
Amortization expense reversal	265,028	206,133
Recognition of reorganization expenses	(294,476)	(294,476)
Income taxes:
Deferred tax effect of other US. GAAP adjustments:
Fair value of AFS debt securities	(17,370)	—
Fair value of investments in the funds	(42,135)	(111,759)
Capitalized reorganization costs	7,344	22,033

Capital and Reserves Under U.S. GAAP	16,951,981	11,703,303

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Interim (Unaudited) Balance sheet as at 30 June 2024
(expressed in EUR)

ASSETS	Notes	30 June 2024	31 December 2023
C. Fixed assets	3	5,629,639	6,123,364
I. Intangible assets
2. Concessions, patents, licences, trademarks and similar rights and assets, if they were
a) acquired for valuable consideration and need to be amortized		1,217,891	1,689,479
II. Tangible assets
3. Other fixtures and fittings, tools and equipment	4	—	1,740
III. Financial assets
5. Investments held as fixed assets	5	4,411,748	4,432,234

D. Current assets		35,959,210	31,510,493
II. Debtors	6
1. Trade debtors
1. a) becoming due and payable within one year	6	5,454,700	6,235,561
1. b becoming due and payable after one year		12,790,494	12,790,612
3. Amounts owed by undertakings with which the undertaking is linked by virtue of participating interests
3. a) becoming due and payable within one year	6	1,607,928	1,162,129
4. Other debtors
4. a) becoming due and payable within one year	6	6,845,693	5,136,813
III. Investments
3. Other investments	7	4,549,854	3,268,839

IV. Cash at bank and in hand	8	4,710,541	2,916,539

E. Prepayments		—	—

TOTAL ASSETS		41,588,849	37,633,857
The notes form an integral part of the interim accounts

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023

CAPITAL, RESERVES AND LIABILITIES	Notes	30 June 2024	31 December 2023
A. Capital and reserves	9	18,571,489	16,794,995
I. Subscribed capital	9.1	125,000	125,000
IV. Reserves
1. Legal Reserve	9.2	12,500	12,500
4. Other reserves, including the fair value reserve
a) other available reserves	9.3	3,324,000	3,324,000
b) other non- available reserves		894,438	894,438
V. Profit or loss brought forward		12,439,058	6,585,602
VI. Profit or loss for the financial year		1,776,493	5,853,455

B. Provisions	10	1,505,983	2,130,093
2. Provisions for taxation		1,505,983	2,130,093

C. Creditors		21,511,376	18,708,768
1. Debenture loans
a) Convertible loans
i) becoming due and payable within one year	11.1	2,048,447	1,035,640
ii) becoming due and payable after more than one year	11.1	5,000,000	5,000,000
2. Amounts owed to credit institutions
a) becoming due and payable within one year	11.2	5,351,767	3,679,936

4. Trade creditors
4.a) becoming due and payable within one year	11.3	2,926,869	3,197,558
4.b) becoming due and payable after one year	11.3	4,959,097	4,850,656
8. Other creditors
a) Tax authorities	11.3	163,362	107,743
c) Other creditors
8.c)i) becoming due and payable within one year	11.3	1,061,834	837,235

TOTAL CAPITAL, RESERVES AND LIABILITIES		41,588,848	37,633,857
The notes form an integral part of the interim accounts

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Interim (Unaudited) Profit and loss account for the period ended 30 June 2024
(expressed in EUR)

INTERIM PROFIT AND LOSS ACCOUNT	Notes	30 June 2024	30 June 2023
1. Net turnover	12	12,749,036	16,669,793
5. Raw materials and consumables and other external expenses	13	(5,142,802)	(7,104,668)
a) Raw materials and consumables		(8,916)	(17,138)
b) Other external expenses		(5,133,886)	(7,087,530)
6. Staff costs	14	(2,519,076)	(3,321,554)
a) Wages and salaries		(2,386,732)	(3,184,425)
b) Social security costs
ii) other social security costs		(132,344)	(137,129)
7. Value adjustments	3-4	(472,994)	(140,781)
a) in respect of formation expenses and of tangible and intangible fixed assets		(472,994)	(140,781)
8. Other operating expenses	16	(208,621)	(174,394)
11. Other interest receivable and similar income		326,590	(112,658)
b) other interest and similar income		326,590	(112,658)
14. Interest payable and similar expenses		(2,151,899)	(2,131,221)
b) other interest and similar expenses		(2,151,899)	(2,131,221)
15. Tax on profit or loss	17	(779,741)	(667,707)
16. Profit or loss after taxation		1,800,493	3,016,810
17. Other taxes not shown under items 1 to 16	17	(24,000)	—
18. Profit or loss for the financial year		1,776,493	3,016,810
The notes form an integral part of the interim accounts

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Interim (Unaudited) cash flow statement for the period ended 30 June 2024
(expressed in EUR)

	30 June 2024	30 June 2023
Operating activities

Profit after tax	1,800,493	3,016,810

Working capital adjustment
Decrease/(increase) in trade and other receivables	(1,373,700)	(5,071,106)
Decrease/(increase) in prepayment	—	(22,894)
(Decrease)/increase in trade and other payables	117,971	1,172,153
Amortizations and depreciations	472,994	140,781
Other tax paid	(24,000)	—
(Decrease)/increase in tax accrual	(624,110)	(26,988)

Net cash flow (used in) from operating activities	369,648	(791,243)

Investing activities

Acquisition of shares in funds	—	—
Disposal of shares in funds	20,731	—
Impairment	—	(265)
Purchase of assets	—	(2,209,029)
Acquisition bonds portfolio	(1,281,015)	(2,278,766)

Net cash flow (used in) from investing activities	(1,260,284)	(4,488,060)

Financing activities

(Decrease)/increase in interest payables	1,060,638	33,748
(Decrease)/increase in loan received	1,624,000	2,480,011

Net cash flow (used in) from financing activities	2,684,638	2,513,759

Net (decrease)/increase in cash and cash equivalents	1,794,002	(2,765,544)

Cash and cash equivalents at the beginning of the year	2,916,539	6,285,771

Cash and cash equivalents at the end of the year	4,710,541	3,520,227

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Interim (Unaudited) statement of capital and reserves for the period ended 30 June 2024
(expressed in EUR)

	Share capital	Legal Reserve	Other Reserves	Profit or loss brought forward	Profit or loss for the financial period	Interim Dividends	Total
	EUR	EUR	EUR	EUR	EUR	EUR	EUR
As at 31 December 2023	125,000	12,500	4,218,438	6,585,603	5,853,455	—	16,794,996
Movements for the year	—	—	—	5,853,455	(5,853,455)	—	—
Allocation of prior year's result	—	—	—	—	—	—	—
Result of the period	—	—	—	—	1,776,493	—	1,776,493
(As at 30 June 2024	125,000	12,500	4,218,438	12,439,058	1,776,493	—	18,571,489

	Share capital	Legal Reserve	Other Reserves	Profit or loss brought forward	Profit or loss for the financial period	Interim Dividends	Total
	EUR	EUR	EUR	EUR	EUR	EUR	EUR
As at 31 December 2022	125,000	12,500	586,913	4,111,099	9,286,707	(2,688,958)	11,433,261
Movements for the year	—	—	—	—	—	—	—
Allocation of prior year's result	—	—	—	9,286,707	(9,286,707)	—	—
Result of the period	—	—	—	—	3,016,810	—	3,016,810
As at 30 June 2023	125,000	12,500	586,913	13,397,806	3,016,810	(2,688,956)	14,450,071

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Notes to the Interim (Unaudited) Accounts
Note 1: General information
Carlisle Management Company S.C.A. was incorporated on 30 December 2008 and organised under the laws of Luxembourg as a Société en commandite par actions for an unlimited period. The registered office of the Company is established in 9, rue Sainte Zithe, L-2763 Luxembourg.
The Company's financial year starts on 1 January and ends on 31 December of each year.
The General Partner of the Company is Carlisle Investment Group S. à r.l., domiciled in Luxembourg. The Company is a Management Company under Chapter 16 of the Law of December 17, 2010 (as amended) on Undertakings for Collective Investment. The purpose of the Company is the collective portfolio management of one or several Luxembourg specialized investment funds. The Company may undertake any activity in Luxembourg and abroad relating to the investment management, administration and marketing of the funds.
The Company is registered as an AIFM under the Alternative Investment Fund Managers law of July 12, 2013, as amended, and as such manages the following funds:
•Luxembourg Life Fund FCP SIF
•Long Term Growth Fund SICAV RAIF
•Luxembourg Life Fund II FCP RAIF
Note 2: Summary of significant accounting policies
2.1 Basis of preparation
The annual accounts have been prepared on a going concern basis and in accordance with Luxembourg legal and regulatory requirements under the historical cost convention. Accounting policies and valuation rules are, besides the ones laid down by the Law of 19 December 2002 (as amended), determined and applied by the General Partner.
The preparation of the annual accounts requires the use of certain critical accounting estimates. It also requires the General Partner to exercise its judgement in the process of applying the accounting policies. Changes in assumptions may have a significant impact on the annual accounts in the period in which the assumptions changed. Management believes that the underlying assumptions are appropriate and that the annual accounts therefore present the financial position and results fairly.
The amount allocated to the reserve for net wealth tax which were shown as available reserve in the balance sheet as at December 31, 2022 have been reclassified to non-available reserve to ensure the comparability with the figures as at December 31, 2023.
2.2 Additional statements and notes
Based on article 26 (1) of the Law of 19 December 2002 (as amended), the General Partner has chosen to include two other statements, the Cash flow statement and the Statement of changes in capital and reserves, as well as related notes and disclosures within these interim accounts. This also includes Note 20 “Principal differences and Reconciliation between Luxembourg legal and regulatory requirements (“Lux GAAP”) and United States Generally Accepted Accounting Principles (“U.S. GAAP”)” that has been prepared in order to comply with the guidance set out in Item 17 to the SEC's Form 20-F.
The layout and captions of Balance sheet and Profit and loss account are fully prescribed by legal requirements for Lux GAAP.
There are no other sources of comprehensive income.

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
2.3 Statement of changes in capital and reserves
The Statement of changes in capital and reserves shows the movement of the Subscribed Capital as well as the Reserves for the Company regarding the years ending December 31, 2022 and December 31, 2023.
2.4 Cash Flow Statement
For the purpose of the statement of cash flows, cash and cash equivalents consist of cash and short-term deposits. The cash flows of the Company are prepared by using the indirect method.
2.5 Foreign currency translation
The Company's capital is expressed in EUR, rounded to the nearest EUR, and its accounting records are maintained in this currency.
Income and expenses expressed in currencies other than the reference currency are converted at the rate applicable on the transaction date.
Cash at bank and in hand is translated at the exchange rate effective at each reporting date and at the balance sheet date. Exchange losses and gains are recorded in the profit and loss account of the year.
Other assets and liabilities expressed in currencies other than EUR are translated into EUR at the exchange rate applicable on the acquisition date. At the balance sheet date, these assets remain recorded at historical exchange rates.
2.6 Intangible and tangible assets
Intangible and tangible assets are valued at purchase price including the expenses incidental thereto or at production cost, less cumulative depreciation amounts written off and value adjustments. These value adjustments are booked in case of permanent impairment in the value and are not continued if the reasons for which the value adjustments were made have ceased to apply. Amortisations are calculated on a straight-line basis over the estimated useful economic life.
2.7 Financial fixed assets
Shares in affiliated undertakings/participating interest/loan to these undertakings/securities held as fixed assets/other loans are valued at purchase price/nominal value (loans and claims) including the expenses incidental thereto.
In the case of durable depreciation in the value according to the General Partner, the value adjustments are made in respect of fixed assets, so that they are valued at the lowest figure to be attributed to them at the balance sheet date. These value adjustments are not continued if the reasons for which the value adjustments were made ceased to apply.
2.8 Debtors
Debts are valued at their nominal value. They are subject to value adjustments where their recovery is compromised. These value adjustments are not continued if the reasons for which the value adjustments were made have ceased to apply.
2.9 Other investments
Listed bonds are valued at the market value on the acquisition date, brokerage fees and subsequently accrued interest are booked in the profit and loss account.

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
2.10 Provisions
Provisions for taxation corresponding to the tax liability estimated by the Company for the financial years for which the tax return has not yet been filed are recorded under the caption "Provisions for taxation". The advance payments are shown in the assets of the balance sheet under the “Other debtors” item.
2.11 Creditors
Payables are recorded at their reimbursement value.
2.12 Deferred income
This liability includes income received during the accounting year that relates to a subsequent financial year.
2.13 Net turnover
Investment management and performance fees receivable are accrued on a monthly and quarterly basis and received monthly and quarterly in arrears respectively. Performance fees are accrued once the required hurdle rate has been achieved and will be received in line with the rules set out in the Private Placement Memorandum of the Funds.
Note 3: Intangible assets
Intangible assets consist of costs associated with projects that have a benefit to the Company for a period longer than one year which are capitalized and amortised as such.

	30 June 2024	31 December 2023
Gross book value - opening balance	2,639,521	430,492
Additions	—	2,209,029
Accumulated amortization - opening balance	(950,376)	(342,149)
Charge for the period	(471,254)	(608,227)
Accumulated amortization- closing balance	(1,421,630)	(950,376)
Net book value - opening balance	2,160,398	88,843
Net book value – closing balance	1,217,891	1,689,145
Intangible assets other than distribution rights are amortized over a period of 5 years which approximates their useful life, distribution rights are amortized over a period of 2.5 years which approximates their useful life.
The asset acquired during the year 2023 consisted in the actual value distribution rights held by a distributor.
Note 4: Tangible assets
Tangible assets include other fixtures, fittings, tools and equipment. The movements for the period are as follows:

	30 June 2024	31 December 2023
Gross book value – opening balance	96,599	96,599
Accumulated depreciation – opening balance	(94,859)	(88,259)
Charge for the period	(1,740)	(6,600)
Accumulated depreciation – closing balance	(96,599)	(94,859)
Net book value – opening balance	1,740	8,340
Net book value – closing balance	—	1,740

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
The Tangible assets are amortized over a period of 10 years which approximates their useful life.
Note 5: Financial fixed assets
The financial fixed assets include investments held in the following related investment funds:
–Luxembourg Life Fund – Long Term Growth Fund 2021
–Luxembourg Life Fund – Absolute Return Fund I
–Luxembourg Life Fund II – Absolute Return Fund II
–Luxembourg Life Fund II – Absolute Return Fund III
–Luxembourg Life Fund II – Absolute Return Fund IV
The movements for Investment held as fixed assets for the period are as follows:

	30 June 2024	31 December 2023
Gross book value - opening balance	4,432,479	4,431,968
Additions	—	17,832
Disposals	(20,396)	(17,321)
Gross book value – closing balance	4,412,083	4,431,968
Impairment	(334)	—
Net book value closing balance	4,411,749	4,432,479
Note 6: Debtors

	30 June 2024	31 December 2023
Trades debtors	18,245,193	19,026,173
- Luxembourg Life Fund - Long Term Growth Fund	312,179	336,726
- Luxembourg Life Fund - Long Term Growth Fund 2021	1,695,869	2,692,971
- Long Term Growth Fund –compartment A	15,066	23,908
- Long Term Growth Fund – Air Life Fund II – Lux	5,443	24,482
- Luxembourg Life Fund - Absolute Return Fund I	11,939,780	11,716,531
- Luxembourg Life Fund II – Absolute Return Fund II	1,792,084	1,762,087
- Luxembourg Life Fund II – Absolute Return Fund III	2,397,979	2,837,694
- Luxembourg Life Fund II – Absolute Return Fund IV	86,793	81,774
- Others	—	—

Amounts owed by undertakings by virtue of participating interest	1,607,928	1,162,129
Other debtors	6,845,693	5,136,813
- Advances to Direct Tax Authorities (ACD)	1,267,250	1,316,632
- Shareholders advances	5,265,000	3,641,000
- Miscellaneous receivables	313,443	179,181
Total	26,698,814	25,325,115
The advances and loans granted to the shareholders of the Company amounted to EUR 5,265,000 (2023 EUR 3,641,000) are shown in in the caption other debtors.

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Receivables from tax authorities are composed of advance for Municipal Business Tax amounting to EUR 376,700 (2023 EUR 354,632) and advances for Corporate income tax amounting to EUR 890,550 (2023 EUR 962,000).

	Due within one year	After more than one year
30 June 2024 Trade debtors
- Luxembourg Life Fund - Long Term Growth Fund	312,179	—
- Luxembourg Life Fund - Long Term Growth Fund 2021	1,695,869	—
- Long Term Growth Fund Compartment A	15,066	—
- Long Term Growth Fund – Air Life Fund II – Lux	2,696	2,747
- Luxembourg Life Fund - Absolute Return Fund I	1,097,045	10,842,735
- Luxembourg Life Fund II – Absolute Return Fund II	837,324	954,760
- Luxembourg Life Fund II – Absolute Return Fund III	1,407,727	990,252
- Luxembourg Life Fund II – Absolute Return Fund IV	86,793	—
Total	5,454,700	12,790,494

	Due within one year	After more than one year
31 December 2023 Trade debtors
- Luxembourg Life Fund - Long Term Growth Fund	336,726	—
- Luxembourg Life Fund - Long Term Growth Fund 2021	2,692,971	—
- Long Term Growth Fund - A	23,908	—
- Long Term Growth Fund – Air Life Fund II – Lux	21,618	2,865
- Luxembourg Life Fund - Absolute Return Fund I	873,796	10,842,735
- Luxembourg Life Fund II – Absolute Return Fund II	807,327	954,760
- Luxembourg Life Fund II – Absolute Return Fund III	1,397,441	990,252
- Luxembourg Life Fund II – Absolute Return Fund IV	81,774	—
Total	6,235,561	12,790,612
The Company receives performance fees that are due from the closed end Funds when they are actually paid which is expected to be in more than one year. This amounted to EUR 12,790,494 (20223 EUR 12,787,747). This amount consisted of the full amount of Trade Debtors becoming due and payable after more than one year.
Note 7: Other investments
Other investments are composed of premium listed corporate bonds, accrued interest amounting to EUR 78,498 are shown in the caption Other debtors.
Note 8: Cash at Bank and in hand
This caption includes a guarantee amounting to EUR 114,595 which is used as a rent deposit and considered as restricted cash.
Note 9: Capital and Reserves
9.1 Subscribed Capital
As at 30 June 2024 and 31 December 2023,

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
The share capital of the Company is set at one hundred twenty-five thousand euros (EUR 125,000) fully paid represented by:
–One thousand (1,000) General Partner’s Shares with a nominal value of (1) euro each which participate fully in the profits of the Company;
–One hundred eleven thousand four hundred ninety-seven (111,497) Ordinary Shares with a nominal value of one (1) euro each which participate fully in the profits of the Company;
–Three (3) Cumulative Preferred Shares with a nominal value of one (1) euro each which receive a cumulative preferred return in an amount determined by the General Partner; and
– Twelve thousand five hundred (12,500) Preferred Shares with a nominal value of one (1) euro each.
9.2 Legal Reserve
Under Luxembourg law, the Company is required to transfer 5% of its annual net profit to a reserve account from which no distribution must be made. This requirement is fully satisfied when the reserve has reached 10% of the Company’s subscribed Capital. The Company has met the required reserve.
9.3 Other available reserve
The available reserve is composed of the cumulative preferred return payable to the holders of the Cumulative Preferred Shares.
Note 10: Provisions
Tax provisions are composed of Provisions for corporate income tax, provisions for municipal business tax and provision for net wealth tax.

30 June 2024
Tax provision 2023	863,475
Tax provision Q2 2024	642,508
1,505,983

31 December 2023
Tax provision 2022	1,266,619
Tax provision 2023	864,474
Total	2,130,093
Note 11: Creditors

	Within one year	After more than one year	30 June 2024
Convertible debenture loans	2,048,447	5,000,000	7,048,447
Amounts owed to credit institutions	5,351,767	—	5,351,767
Trade creditors	2,926,869	4,959,097	7,885,966
Other creditors	1,061,834	—	1,061,834
Tax authorities	163,362	—	163,362
Total	11,552,279	9,959,097	21,511,376

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023

	Within one year	After more than one year	31 December 2023
Convertible debenture loans	1,035,640	5,000,000	6,035,640
Amounts owed to credit institutions	3,679,936	—	3,679,936
Trade creditors	3,197,558	4,850,656	8,048,214
Other creditors	837,235	—	791,810
Tax authorities	107,743	—	107,743
Total	8,858,112	9,850,656	18,708,768
11.1 Convertible debenture loans
The Company issued 5,000,000 (five million) contingent convertible debenture (“CoCo”) bonds with a par value of EUR 1 (one EUR) on 2 May 2019. The bonds have an interest rate equal to 16% (sixteen percent) of the gross revenues, payable on a quarterly basis and are in registered form. The first interest payments date was 31 March 2019. The maturity date is falling twenty five (25) years after the first issue date. In case of Conversion Event triggered by an Exit, the holder will have five (5) Business Days upon receipt of a Conversion Notice to inform the Company in accordance with the provisions of clause 15 whether it wishes to exercise its right to convert to CoCo Bonds into the Conversion Shares or not. For the avoidance of doubt, the Holder will have no such option in any other Conversion Event. The CoCo Bonds are transferable only in accordance with the terms and subject to the conditions of the Shareholder Agreements. The CoCo Bonds constitute unsecured and subordinated obligations of the Company, ranking pari passu among themselves and pari passu with all other subordinated debts of the Company.
11.2 Amounts owed to credit institutions
Amounts owed to credit institutions consist of short term loan amounting to EUR 5,266,000 (2023 EUR 3,642,000) and accrued interest thereon amounting to EUR 85,767. This loan is secured by the portfolio of bonds with a value of EUR 4,161,604 (2023 EUR 3,268,839) and EUR 1,400,000 cash deposit (2023 EUR 526,250). The loan is a 3 months bearing interest at the market rates.
11.3 Other
Trade creditors consist mainly of amounts payable to suppliers and introducers of the Luxembourg Life Fund and Luxembourg Life Fund II.
Other creditors consist mainly dividends payable.
Note 12: Net Turnover
The net turnover consists of revenue from management fees and performance fees

	30 June 2024	30 June 2023
Management Fees	12,710,413	13,292,041
Performance Fees	38,623	3,377,752
Total	12,749,036	16,669,793
The Company receives management fees for the management of the Funds. The management fee is based on the Net Asset Value of the funds and varies from 0.25% to 2.00%.
Performance fees are calculated based on the performance of the individual share classes of the funds. A hurdle rate of 6% or 8% is used for the calculation of performance fees, depending on the specific fund.

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Note 13: Other external expenses
Other external charges are presented as follows:

	30 June 2024	30 June 2023
Retrocessions fees	3,719,167	5,640,990
Commissions and professional fees	654,460	482,906
Other Charges	677,248	897,766
Audit fees	82,960	65,868
Total	5,133,836	7,087,530
The Company has entered into agreements with various parties to introduce new investors into the funds. The Company has agreed by way of agreement to share a portion of its management and performance fees with these introducers as retrocession fees.
Note 14: Staff
Staff costs are as follows:

	30 June 2024	30 June 2023
Salaries and wages	2,386,732	3,184,425
Social security on salaries and wages	132,344	137,129
Total	2,159,076	3,321,554
Note 15: Emoluments granted to the members of the Management and Supervisory Bodies and commitments arising from or entered in respect of retirement pensions for former members of those bodies.
The emoluments paid to the members of the Management are included in the staff costs presented in the profit and loss account.
The emoluments granted to the members of the Supervisory Board amount to EUR 24,000 and are included in the external expenses in the profit and loss account.
There is no commitment arising from or entered in respect of retirement pensions for former members of Management and/ or Supervisory Board in that capacity of the Company.
Note 16: Other operating expenses
Other operating expenses are mainly composed of:

	30 June 2024	30 June 2023
Software Licenses	43,275	37,388
Non-Deductible VAT	165,344	137,006

Total	208,619	174,394
Note 17: Tax on Profit or Loss
A provision of EUR 469,476 for Corporate Income Tax and EUR 173,033 for Municipal Business Tax was recorded during the period ended 30 June 2024 (2023 EUR 665,000).

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Note 18: Related Party Transactions
On 2 May 2019, the Company issued the CoCo Bonds described in note 11.1, these bonds were subscribed by Carlisle Acquisition Vehicle LLC. The interest paid during the period amounted to EUR 2,025,160 (2023 4,216,835).
Due to this, on 13 March 2019, the Company entered into an introduction agreement and a marketing advisory agreement with a company (the “Related Distributor”) directly related to the Company’s main shareholder. The Related Distributor will receive retrocession fees and a marketing fees related to these investments into the Long Term Growth Fund, the Absolute Return Fund II, the Absolute Return Fund III, the Absolute Return Fund IV and Short-Term Monetization placed from this account.
Note 19: Subsequent event
In July 2024, the shareholders of Carlisle Management entered into an agreement to sell 100% of the shares of the Company to Abacus Life, Inc. (“Abacus”) (NASDAQ: ABL), a leading buyer of life insurance policies and vertically integrated alternative asset manager specializing in specialty insurance products. The transaction will provide a myriad of potential opportunities and synergies that will be available to the funds managed by the Company, the Company, its shareholders, and employees. This transaction is subject to the approval by the CSSF.
Note 20: Principal differences and Reconciliation between Luxembourg legal and regulatory requirements (“Lux GAAP”) and United States Generally Accepted Accounting Principles (“U.S. GAAP”)
The following information is provided following the guidance set out in Item 17 to the SEC's Form 20-F, which establishes the requirements for reconciliations between another comprehensive basis of accounting and US GAAP. The item 17 reconciliation footnote starts with the Lux GAAP financial statements, which together with the subsequent application of consolidation principles and preparation of the cash flow statements are deemed to be a comprehensive basis of accounting.
The principal differences between Lux GAAP and U.S. GAAP that affect the profit and loss account and capital and reserves of the Company relate to the accounting treatment of the following items:
Fair value of available for sale debt securities
The Company accounts for its debt securities on a cost basis. Under U.S. GAAP, ASC 320 Investments—Debt Securities, investments where management does not have the positive intent and ability to hold the securities to maturity are accounted for on a fair value basis, and classified as Available for Sales (“AFS”) with fair value changes going through Other Comprehensive Income (“OCI”).
Fair value of investments in the funds
The Company accounts for its investments held in the Funds on a cost basis. Under U.S. GAAP, ASC 321 Investments — Equity Securities, these investments are accounted for under a fair value model using Net Asset Value (“NAV”) as a practical expedient with changes going through net income.
Capitalized reorganization costs
The Company accounts for its reorganization costs as intangible assets and are being amortized over a period of 5 years. Under US GAAP, ASC 350 Intangibles—Goodwill and Other, such expenses do not meet the criteria for capitalization and are expensed to the profit and loss as incurred.
Income taxes
Deferred tax assets and liabilities are recognized for the tax effects of the other U.S. GAAP adjustments mentioned above.

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
The Company recognizes income tax expense during an interim period based on estimated payments made. Under U.S. GAAP, ASC 740-270, Income Taxes – Interim Reporting, income tax expense during an interim period is generally estimated using an estimated annual effective income tax rate.
All adjustments are shown on a gross basis, and the income tax impact has been captured under the Income taxes adjustment line.
Reconciliation of Lux GAAP to U.S. GAAP
A reconciliation of the reported Profit and Loss and Capital and Reserves to U.S. GAAP is presented in accordance with the format stated for Item 17 in Form 20-F.
The next tables illustrate the information required by Rule 3-05 and Item 17 of Form 20-F and is based on the explanation of differences between Lux GAAP and U.S. GAAP described previously:
Reconciliation of Net Income

	30 June 2024	30 June 2023
	EUR	EUR
Profit or (Loss) Under Lux GAAP	1,776,493	3,016,810

Fair value of AFS debt securities:
Unrealized gain/(loss)	—	—
Fair value of investments in the funds:
Unrealized gain/(loss)	101,437	(194,219)
Capitalized reorganization costs:
Amortization expense reversal	29,448	29,448
Recognition of reorganization expenses	—	—
Income taxes:
Deferred tax effect of other US. GAAP adjustments:
Fair value of AFS debt securities	—	—
Fair value of investments in the funds	(25,298)	48,438
Capitalized reorganization costs	(7,344)	(7,344)
Interim income tax expense adjustment	317,561	198,688

Profit or (Loss) Under U.S. GAAP	2,192,297	3,091,821

Unaudited Interim Accounts
for the six months ended June 30, 2024 and 2023
Reconciliation of Capital and Reserves

	30 June 2024	31 December 2023
	EUR	EUR
Capital and Reserves Under Lux GAAP	18,571,489	16,794,995

Fair value of AFS debt securities:
Unrealized gain/(loss)	87,568	69,646
Fair value of investments in the funds:
Unrealized gain/(loss)	270,385	168,949
Capitalized reorganization costs:
Amortization expense reversal	294,476	265,028
Recognition of reorganization expenses	(294,476)	(294,476)
Income taxes:
Deferred tax effect of other US. GAAP adjustments:
Fair value of AFS debt securities	(21,839)	(17,370)
Fair value of investments in the funds	(67,434)	(42,135)
Capitalized reorganization costs	—	7,344
Interim income tax expense adjustment	317,561	—

Capital and Reserves Under U.S. GAAP	19,157,730	16,951,981

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses payable by Abacus Life, Inc. in connection with the sale of the securities being registered hereby. All amounts are estimates except the Securities and Exchange Commission registration fee.

	Amount to be Paid
Securities and Exchange Commission registration fee	$44,280
FINRA filing fee		(1)
Printing and engraving expenses		(1)
Legal fees and expenses		(1)
Accounting fees and expenses		(1)
Blue Sky, qualification fees and expenses		(1)
Transfer agent fees and expenses		(1)
Miscellaneous		(1)
Total		$(1)
__________________
(1)These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.
ITEM 15. Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Our Charter includes such provisions, and the effect of this provision is to restrict the Company’s rights and the rights of the Company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director. We note that these provisions may be held not to be enforceable for violations of the federal securities laws of the United States. Moreover, the Charter and Amended and Restated Bylaws provide indemnification and advancement of expenses for the Company’s directors and officers to the fullest extent permitted by Section 102(b)(7) of the DGCL and any other applicable law, subject to certain limitations, which include those described in this paragraph.
Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933, as amended.
We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by law. In some cases, the provisions of these indemnification agreements may be broader than the specific indemnification provisions contained under the DGCL and any other applicable law.
ITEM 16. Exhibits.

Exhibit Number	Description	Location

1.1*	Form of Underwriting Agreement	*
2.1
Agreement and Plan of Merger, dated as of August 30, 2022, by and among East Resources Acquisition Company, LMA Merger Sub, LLC, Abacus Merger Sub, LLC, Longevity Market Assets, LLC and Abacus Settlements, LLC
Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K (File No. 001-39403), as filed with the SEC on August 30, 2022.
2.2
First Amendment to Agreement and Plan of Merger, dated as of October 14, 2022, by and among East Resources Acquisition Company, LMA Merger Sub, LLC, Abacus Merger Sub, LLC, Longevity Market Assets, LLC and Abacus Settlements, LLC, incorporated by reference from the Company’s Form 8-K filed October 14, 2022
Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K (File No. 001-39403), as filed with the SEC on October 14, 2022.

Exhibit Number	Description	Location

2.3
Second Amendment to Agreement and Plan of Merger, dated as of April 20, 2023, by and among East Resources Acquisition Company, LMA Merger Sub, LLC, Abacus Merger Sub, LLC, Longevity Market Assets, LLC and Abacus Settlements, LLC
Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K (File No. 001-39403), as filed with the SEC on April 20, 2023.
2.4
Share Purchase Agreement, by and among Abacus Life, Inc., Carlisle Management Company S.C.A., Carlisle Investment Group S.A.R.L., the Sellers party thereto, Jose Esteban Casares Garcia, Manorhaven Holdings, LLC, Pacific Current Group Limited, certain equityholders of CMC Vehicle, LLC and Pillo Portsmouth Holding Company, LLC, in its capacity as the Sellers’ Representative thereunder, dated as of July 18, 2024
Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K (File No. 001-39403), as filed with the SEC on July 18, 2024.
3.1	Restated Certificate of Incorporation of the registrant as filed with the Delaware Secretary of State on June 30, 2023	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K (File No. 001-39403), as filed with the SEC on July 6, 2023.
3.2	Restated Bylaws of the Registrant	Incorporated by reference to Exhibit 3.2 to Registrant’s Form 10-K (File No. 001-39403), as filed with the SEC on July 6, 2023.
4.1	Form of Specimen Certificate Representing Common Stock	Incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-239677), filed July 2, 2020.
4.2	Description of Abacus Life, Inc. Securities Registered under Section 12 of the Exchange Act	Incorporated by reference to Exhibit 4.14 to the Registrant’s Annual Report on Form 10-K/A (File No. 001-39403) for the year ended for the year ended December 31, 2023, as filed with the SEC on May 30, 2024.
4.3	Specimen Warrant Certificate	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-239677), filed July 2, 2020.
4.4	Specimen Unit Certificate	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-239677), filed July 2, 2020.
4.5	Base Indenture, dated as of November 10, 2023, between Abacus Life, Inc. and U.S. Bank Trust Company, National Association, as trustee	Incorporated by reference to Exhibit 4.6 to the Registrant’s Form 8-K (001-39403), as filed with the SEC on November 13, 2023.
4.6	Supplemental Indenture	*
5.1	Opinion of Latham & Watkins LLP	Filed herewith
23.1	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP)	Filed herewith
23.2	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP)	Filed herewith
23.3	Consent of Independent Auditors (KPMG Luxembourg –KPMG Audit S.à r.l.)	Filed herewith
23.4	Consent of Latham & Watkins LLP	Contained in Exhibit 5.1 filed herewith this registration statement
24.1	Power of Attorney	Included in the signature pages to this registration statement

Exhibit Number	Description	Location

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended.	*
107**	Filing Fee Table (previously filed as Exhibit 107 to the Company’s Form S-1 (333-274553), filed with the SEC on September 29, 2023	Filed herewith
__________________
*To be filed by amendment or incorporated by reference in connection with the offering of the securities.
**Previously filed.
ITEM 17. Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(5)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule

415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on October 21, 2024.

ABACUS LIFE, INC.

By:	/s/ Jay J. Jackson
	Name:	Jay J. Jackson
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jay J. Jackson and William H. McCauley, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution in each of them, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Post-Effective Amendment No. 1 filed herewith and any and all amendments to said Post-Effective Amendment No. 1 (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise), and file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jay Jackson	President, Chief Executive Officer and Director (Principal Executive Officer)	October 21, 2024
Jay J. Jackson

/s/ William H. McCauley	Chief Financial Officer (Principal Financial and Accounting Officer)	October 21, 2024
William H. McCauley

/s/ Adam Gusky	Director	October 21, 2024
Adam Gusky

/s/ Karla Radka	Director	October 21, 2024
Karla Radka

/s/ Cornelis Michiel van Katwijk	Director	October 21, 2024
Cornelis Michiel van Katwijk

/s/ Thomas W. Corbett, Jr.	Director	October 21, 2024
Thomas W. Corbett, Jr.

/s/ Mary Beth Schulte	Director	October 21, 2024
Mary Beth Schulte

/s/ Todd Sean McNealy	Director	October 21, 2024
Todd Sean McNealy